Exhibit 10.1

BIG LOTS, INC.

as the Purchaser

and

LIQUIDATION WORLD INC.

as the Company

ACQUISITION AGREEMENT

May 26, 2011

( i )

( ii )

SCHEDULES

Schedule “A”    REGULATORY APPROVALS

Schedule “B”    ARRANGEMENT RESOLUTION

Schedule “C”    PLAN OF ARRANGEMENT

Schedule “D”    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Schedule “E”    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Schedule “F”    THIRD PARTY CONSENTS

( iii )

ACQUISITION AGREEMENT

THIS AGREEMENT is made as of May 26, 2011,

B E T W E E N:

BIG LOTS, INC., a corporation existing under the laws of the State of Ohio
(the “Purchaser”)

- and -

LIQUIDATION WORLD INC., a corporation incorporated under the laws of Alberta
(the “Company”)

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1	Definitions

In this Agreement, unless something in the subject matter or the context is inconsistent therewith:

“ABCA” means the Business Corporations Act (Alberta);

“Acquisition Proposal” means any proposal or offer (whether or not in writing and whether or not delivered to Common Shareholders generally) made by any Person or group of Persons after the date hereof (other than Purchaser or any of its affiliates) relating to:

(a)
any merger, amalgamation, arrangement, security exchange, take-over bid, tender offer, recapitalization, consolidation, liquidation, dissolution, reorganization, business combination or any similar transaction or any transaction having a similar effect involving the Company or any of its Subsidiaries;

(b)
the acquisition in any manner, directly or indirectly, of assets of the Company and/or any of its Subsidiaries (or any lease, long-term supply agreement or other arrangement having a similar economic effect as a purchase or sale of assets) that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of the Company or which contribute 20% or more of the consolidated revenue of the Company,  in a single transaction or a series of transactions;

(c)
the acquisition in any manner, directly or indirectly, of beneficial or registered ownership of (or control or direction over, including by way of voting trust or otherwise) 20% or more of the voting or equity securities (or securities convertible or exchangeable into 20% or more of the voting or equity securities) of the Company or any one or more of its Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the fair market value of the consolidated assets of the Company;

(d)
any issue of treasury shares of the Company or any Subsidiary (other than as a result of the exercise of Options or Warrants outstanding on the date of this Agreement and which are disclosed in the Company Disclosure Letter) or any options, warrants, calls, conversion privileges or any other rights or securities of any kind entitling the beneficiary or holder thereof to receive or acquire shares or other ownership interests of, the Company or any Subsidiary of the Company;

(e)
any transaction or series of transactions, as a result of which a Person or group of Persons could acquire, directly or indirectly, control over a majority of the voting securities of the Company or any Subsidiary of the Company;

(f)
any other transaction involving the Company or any of its Subsidiaries or any of their respective assets, liabilities or indebtedness, the entering into or consummation of which would reasonably be expected to impede, delay or prevent the consummation of the Arrangement and the other transactions contemplated by this Agreement; or

(g)	any public announcement of an intention to do any of the foregoing.

“affiliate” has the meaning ascribed thereto in Section 1.3 of National Instrument 45 – 106 Prospectus and Registration Exemptions as in effect on the date hereof;

“Agreement” means this definitive acquisition agreement as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Amended Offer” has the meaning ascribed thereto in Section 6.4(1);

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise;

“Alberta Registrar” means the Registrar of Corporations appointed under Section 263 of the ABCA;

“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

“Arrangement Resolution” means the special resolution of the Common Shareholders approving the Plan of Arrangement to be considered at the Company Meeting, to be substantially in the form and content of Schedule “B” hereto;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the ABCA to be filed with the Alberta Registrar after the Final Order is made, which shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law;

“Board” means the board of directors of the Company as the same is constituted from time to time;

“Board Determinations” has the meaning ascribed thereto in paragraph (c) of Schedule “D”;

 “Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, Calgary, Alberta or Columbus, Ohio are closed;

“Certificate of Arrangement” means the certificate of arrangement issued in accordance with the ABCA in respect in respect of the Arrangement;

 “Common Shareholders” means the registered or beneficial holders of the Company Shares, as the context requires;

 “Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Common Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

“Company Current Public Disclosure Record” means (i) the annual information form of the Company dated December 31, 2010 for the 2010 fiscal year, (ii) the audited consolidated financial statements of the Company as at and for the 2010 fiscal year and 2009 fiscal year, including the notes thereto and the management’s discussion and analysis thereof, (iii) the management proxy circular of the Company dated January 13, 2011, and (iv) the unaudited interim consolidated financial statements of the Company as at and for the six months ended April 3, 2011, including the notes thereto and the management’s discussion and analysis thereof;

“Company Disclosure Letter” means the disclosure letter dated the date hereof that has been provided by the Company to the Purchaser;

“Company Employees” means the employees of the Company and its Subsidiaries;

“Company Filings” means all documents publicly filed under the profile of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) since October 4, 2009;

“Company Financial Statements” means the consolidated financial statements of the Company as of January 2, 2011 and the footnotes thereto, included in the Company Current Public Disclosure Record;

“Company Meeting” means the special meeting of Common Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Company Shares” means the common shares in the capital of the Company, as currently constituted;

“Competition Act” means the Competition Act (Canada), as amended from time to time;

“Confidentiality Agreement” means the confidentiality agreement dated February 17, 2011 between Big Lots Stores, Inc. and the Company pursuant to which the Purchaser has been provided with access to confidential information of the Company and its Subsidiaries;

“Consideration” means $0.06 in cash per Company Share;

“Contract” means any legally binding contract, agreement, license, franchise, lease, arrangement or commitment (written or oral) to which the Company or any of its Subsidiaries is a party;

“Court” means the Court of Queen’s Bench of Alberta;

“D&O Insurance” has the meaning ascribed thereto in Section 8.5(2);

“Data Room” means the virtual data room established by the Company as at 5:00 p.m. on May 23, 2011, the index of documents of which is appended to the Company Disclosure Letter;

“Data Room Information” means the Contracts, documents and other materials deposited in the Data Room as at 5:00 p.m. on May 23, 2011 and listed on the index of documents which is appended to the Company Disclosure Letter;

“Depositary” means Computershare Investor Services Inc., or such other depositary as may be agreed upon by the Parties;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Due Diligence Deadline” has the meaning ascribed thereto in Section 6.3(2)(c)(i);

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Employee Plans” has the meaning ascribed thereto in paragraph (u) of Schedule “D” hereto;

“Environmental Laws” means all Applicable Laws, imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of public health, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;

“Environmental Permits” includes all permits, certificates, approvals, registrations and licenses issued by any Governmental Authority to the Company or any of its Subsidiaries or to any of their respective businesses pursuant to Environmental Laws and required for the operation of the business of the Company and/or any of its Subsidiaries or use of the Leased Real Property or other assets of the Company and/or any of its Subsidiaries;

“Exchange” means the Toronto Stock Exchange;

 “Fairness Opinion” means an opinion of RBC Dominion Securities Inc., that, as of the date of such opinion, the Consideration provided by the Arrangement is fair from a financial point of view to the Common Shareholders, in form and substance satisfactory to the Board;

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

“Final Resolution Date” has the meaning ascribed thereto in Section 6.4(2);

“Financial Advisor” means RBC Dominion Securities Inc.;

“GAAP” means accounting principles generally accepted in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis;

“Governmental Authority” means any (a) multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry or agency, minister or commissioner, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, self-regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law, including the United States Comprehensive Environmental Response and Liability Act (CERCLA);

“Indemnified Person” has the meaning ascribed thereto in Section 8.5(1);

“Information Condition” has the meaning ascribed thereto in Section 6.3(2)(c)(i);

“Intellectual Property Rights” has the meaning ascribed thereto in paragraph (z) of Schedule “D” hereto;

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably;

“Investment Canada Act” means the Investment Canada Act, as amended from time to time;

“Junior Notes” means the junior subordinated secured promissory notes of the Company in favour of various investors dated February 28, 2011 or March 3, 2011 in the aggregate amount of $8,100,000;

“Knowledge” means the actual knowledge of Seth Marks, Denise Allen, Chris Rath and Jolene Read, after due inquiry and investigation, and the actual knowledge of William Wolf, David Becker, Eric Beutel, Jeffrey Mandel, Thomas Kiley and Craig Graham;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority or self-regulatory authority (including the Exchange);

“Leased Real Property” has the meaning ascribed thereto in paragraph (x) of Schedule “D” hereto;

“Lien” means, with respect to any property or asset, any mortgage, lien, hypothec, pledge, charge, security interest, encumbrance, defect of title, restriction or other rights of third parties, or other adverse claim of any kind in respect of such property or asset;

“Locked-Up Shareholders” means, collectively, Talon Merchant Capital LLC, TCP Co-Investment Partners, LLC, Chris Cumming, Curvature Offshore Fund Inc., Curvature Fund LP, Primevestfund, Patterson, Oakwest Corporation Limited, and the directors and officers of the Company;

“Material Adverse Effect” means, when used in connection with the Company or any of its Subsidiaries, any fact, effect, change, event, occurrence or state of facts that, individually or in the aggregate with other such facts, effects, changes, events, occurrences or states of facts, is or would reasonably be expected to: (1) be material and adverse to the business, prospects, assets, capital, properties, liabilities (including contingent liabilities), condition (financial or otherwise), or the operations or results of operations of the Company and its Subsidiaries, taken as a whole, taking into account the recent operational performance and financial condition of the Company and its Subsidiaries, except any such fact, effect, change, event, occurrence or state of facts resulting from or arising in connection with: (a) any change in GAAP; (b) any adoption, proposal, implementation or change in Applicable Law or any interpretation, application or non-application thereof by any Governmental Authority; (c) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial, capital, commodity, debt or currency markets; (d) any change affecting any of the industries in which the Company or any of its Subsidiaries operate; (e) any natural disaster; (f) the negotiation, execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any of their customers, employees, shareholders, financing services, or suppliers resulting therefrom; (g) any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally on any securities exchange on which any securities of the Company trade or any failure of the Company to meet the Toronto Stock Exchange’s continued listing requirements as a result of the Company’s financial condition; (h) the failure of the Company in and of itself to meet any internal or public projections, forecasts or estimates of revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (i) any actions taken (or omitted to be taken) upon the written request of the Purchaser; or (j) any action taken by the Company or any of its Subsidiaries which is required or contemplated by this Agreement; provided, however, that with respect to clauses (c), (d) and (e), such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries in which the Company and/or its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Material Adverse Effect has occurred; or (2) prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the transactions contemplated by this Agreement on a timely basis or the performance by the Company (including its Subsidiaries) of its obligations under this Agreement;

“Material Contract” means each Contract to which the Company or any Subsidiary of the Company is a party: (a) which, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (b) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $100,000; (b) providing for the establishment, investment in, organization or formation of any joint ventures or partnerships; (c) under which the Company or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $100,000 over the remaining term of the contract; (d) that limits or restricts the Company or any of its Subsidiaries in any material respect from engaging in any line of business or from carrying on business in any geographic area or that creates an exclusive dealing arrangement or right of first offer or refusal; or (e) that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union representing the employees of the Company or its Subsidiaries.

“material fact” has the meaning ascribed thereto in the Securities Act;

“Material Permits” means the Authorizations listed in the Company Disclosure Letter, the breach, non-performance, cancellation or non-availability of which or failure of which to renew or maintain would reasonably be expected to have a Material Adverse Effect;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“Notice Date” has the meaning ascribed thereto in Section 6.4(1);

“Oakwest Senior Note” means the secured subordinate promissory note of the Company in favour of Oakwest Corporation Limited dated March 19, 2010, as amended;

 “Option” means an option to purchase Company Shares granted under the Stock Option Plan outstanding as of the date hereof, all of which are listed in the Company Disclosure Letter;

“Outside Date” means July 31, 2011, or such later date as may be agreed to in writing by the Parties;

“Parties” means, collectively, the Purchaser and the Company, and “Party” means either of them;

“Permitted Liens” means: (i) the reservations, limitations, provisos and conditions expressed in the original grant from the Crown and any statutory exceptions to title; (ii) inchoate or statutory liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of real or personal property; (iii) easements, servitudes, restrictions, restrictive covenants, party wall agreements, rights of way, licenses, permits and other similar rights in real property (including, without limiting the generality of the foregoing, easements, rights of way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables); (iv) liens for Taxes in respect of real property not yet due and payable; (v) liens constituted by deposit to secure the performance of leases, surety bonds and performance bonds; (vi) zoning and building by-laws and ordinances, regulations made by public authorities and other restrictions affecting or controlling the use, marketability or development of real property; (vii) agreements with any municipal, provincial or federal governments or authorities and any public utilities or private suppliers of services, including (without limitation) subdivision agreements, development agreements, site control agreements, engineering, grading or landscaping agreements and similar agreements; (viii) such other Liens that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; (ix) Liens pursuant to the RBC Credit Agreement (including in respect of the RBC Additional Advances); (x) Liens on personal or movable property purchases in the ordinary course of business which are incurred to pay all or a part of the purchase price for such personal or movable property;  and (xi) the Liens pursuant to the Talon Senior Note, the Oakwest Senior Note and the Junior Notes listed in the Company Disclosure Letter; which in the case of (iii), (vi) and (vii) do not materially impair the use of the applicable real property subject thereto as such property is being used at the date hereof;

“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule “C” hereto, and any amendments or variations thereto made in accordance with Section 10.1 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

“Proceedings” means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative;

“Purchaser Material Adverse Effect” means  any fact, effect, change, event, occurrence or state of facts that would, individually or in the aggregate, prevent or materially delay, interfere with, hinder or impair the consummation by the Purchaser of any of the transactions contemplated by this Agreement on a timely basis or the performance by the Purchaser of its obligations under this Agreement;

“Purchaser Termination Fee” has the meaning ascribed thereto in Section 9.3(1)(a);

“RBC Additional Advances” means indebtedness of the Company to Royal Bank of Canada (or its successors or assigns) pursuant to an amendment to the RBC Credit Agreement to be made with the prior written consent of the Purchaser and incurred by the Company in order to address the Company’s financing needs in the period from the date hereof to the Effective Time, the amount of which indebtedness shall not exceed $4,500,000;

“RBC Credit Agreement” means the credit agreement between the Company and Royal Bank of Canada dated October 17, 2008, as amended by (a) the first amendment dated January 28, 2009; (b) the second amendment dated August 14, 2009; (c) the third amendment dated July 5, 2010; (d)the fourth amendment dated August 2010; (e) the fifth amendment dated February 25, 2011; (f) the sixth amendment dated May 5, 2011; and as further amended from time to time with the consent of the Purchaser;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, certificates, letters and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set out in Schedule “A” hereto;

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring of any Hazardous Substance in, into, onto any surface waters, groundwaters, soils, land surface, subsurface strata, ambient air or any other aspect of the natural environment;

 “Representatives” means, in respect of any Person, such Person’s directors, officers, employees, agents, accountants, legal counsel, financial and other advisors or other authorized representatives;

“Response Period” has the meaning ascribed thereto in Section 6.4(1);

“Securities Act” means the Securities Act (Ontario);

“Securities Authorities” means the Ontario Securities Commission and the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada in which the Company is a reporting issuer;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial, United States federal and state securities laws, rules and regulations and published policies thereunder;

“Stock Option Plan” means the Company’s existing Amended and Restated Stock Option Plan for Directors, Officers, Employees and Consultants;

“Subsidiary” has the meaning ascribed thereto in Section 1.1 of National Instrument 45-106 – Prospectus and Registration Exemptions as in effect on the date hereof;

“Superior Proposal” shall mean any bona fide written Acquisition Proposal made after the date hereof by a third party (other than affiliates of the Purchaser), that: (i) did not result from a breach of Section 6.3 or Section 6.4 by the Company or its Representatives; (ii) relates to the acquisition of 100% of the Company Shares or 100% of the assets and assumption of related obligations (on a consolidated basis) of the Company and its Subsidiaries and offers or makes available to all Common Shareholders the same consideration in form and amount per Company Share to be purchased or otherwise acquired; (iii) is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from the Financial Advisor and outside legal counsel) is likely to be obtained and in respect to which financing commitment letters reasonably satisfactory to the Board are provided from the sources of financing to be used to complete the transaction contemplated by such proposal establishing that such financing is available without delays or other evidence reasonably satisfactory to the Board is provided establishing that necessary funds are available without delays; (iv) is not subject to any due diligence condition; (v) includes written confirmation from the Person making such Acquisition Proposal that such Person is prepared to fund the Purchaser Termination Fee, as contemplated by Section 9.3(2), if required; (vi) is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal (including the conditions to such Acquisition Proposal) and the Person making such Acquisition Proposal; and (vii) that, in the good faith determination of the Board (following consultation with the Financial Advisor and outside legal advisors) would, if consummated in accordance with its terms, result in a transaction more favourable to Common Shareholders, from a financial point of view, than the Arrangement (including any amendment to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 6.4), and  the failure to recommend such Acquisition Proposal to the Common Shareholders would constitute a breach of the Board’s fiduciary duties under Applicable Law;

“Talon Senior Note” means the secured subordinate promissory note of the Company in favour of Talon Mezzanine Partners LLC dated March 19, 2010, as amended;

“Tax Act” means the Income Tax Act (Canada);

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by law in respect of Taxes;

“Taxes” means any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any Governmental Authority, including Canada Pension Plan and provincial pension plan contributions, tax instalment payments, unemployment insurance contributions and employment insurance contributions, worker’s compensation, deductions at source, license or permit fees and liabilities in respect of unclaimed funds, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, sales, capital, transfer, franchise, non-resident withholding, customs, payroll, health, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts;

“Technology” has the meaning ascribed thereto in paragraph (r) of Schedule “D” hereto;

“Third Party Consents” means those consents, approvals and notices required from any third party to proceed with the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement including in respect of any Contracts of the Company or any of its Subsidiaries and as set out in Schedule “F” hereto;

“Voting Agreements” means the voting agreements (including all amendments thereto) between the Purchaser and the Locked-Up Shareholders setting forth the terms and conditions upon which they have agreed to vote their Company Shares (including those issuable on the exercise of Options or Warrants) in favour of the Arrangement Resolution; and

“Warrants” means Company Share purchase warrants outstanding on the date hereof, all of which are listed in the Company Disclosure Letter.

Section 1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

Section 1.3	Interpretation

In this Agreement, words importing the singular number include the plural and vice versa, and words importing any gender include all genders. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  The term “made available” means that the subject material was listed in the Company Disclosure Letter and copies were provided to the Purchaser by the Company if requested. Any capitalized terms used in any Schedule or in the Company Disclosure Letter but not otherwise defined therein, shall have the meaning as defined in this Agreement.

Section 1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day. In this Agreement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

Section 1.5	Entire Agreement

This Agreement, the agreements and other documents herein referred to, and the Confidentiality Agreement, constitute the entire agreement between the Parties pertaining hereto and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties hereto. Except as expressly represented and warranted herein or in any other binding agreement relating hereto executed by the Parties after the date hereof, no Party shall be considered to have given any other express or implied representations or warranties, including without limitation as a result of oral or written statements or management or other presentations or memoranda.

Section 1.6	Statutory References, References to Persons and References to Contracts

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute, regulation, direction or instrument is to that statute, regulation, direction or instrument as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of a reference to a statute, includes any regulations, rules, policies or directions made thereunder. Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns.  References to any contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with its terms.

Section 1.7	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

Section 1.8	Accounting Principles

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP, and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

Section 1.9	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule “A”    Regulatory Approvals
Schedule “B”    Arrangement Resolution
Schedule “C”    Plan of Arrangement
Schedule “D”    Representations and Warranties of the Company
Schedule “E”    Representations and Warranties of the Purchaser
Schedule “F”    Third Party Consents

ARTICLE 2
THE ARRANGEMENT

Section 2.1	Arrangement

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

Section 2.2	Interim Order

The Company agrees that as soon as reasonably practicable after the date hereof, but in any event in sufficient time to permit the Company Meeting to be convened in accordance with Section 2.3(1), the Company shall apply in a manner reasonably acceptable to Purchaser pursuant to Section 193 of the ABCA and, in cooperation with Purchaser, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(1)	for the calling and holding of the Company Meeting;

(2)
that the requisite approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by Common Shareholders present in person or represented by proxy at the Company Meeting and without limiting the generality of the foregoing shall not provide for any approval of the Arrangement by the holders of Options or Warrants, unless ordered by the Court;

(3)
that, in all other respects, the terms, restrictions and conditions of the Company’s articles of amalgamation and by-laws, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(4)	for the grant of the Dissent Rights;

(5)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(6)	that the Company Meeting may be adjourned or postponed from time to time by the Company without the need for additional approval of the Court.

Section 2.3	The Company Meeting

(1)
Subject to the terms of this Agreement and the Interim Order, the Company agrees to convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s articles of amalgamation, as amended, and by-laws and Applicable Laws on or before July 15, 2011 and not to propose to adjourn or postpone the Company Meeting:

(a)	except as required for quorum purposes or by Applicable Law or by a Governmental Authority;

(b)	except as required under Section 6.4 of this Agreement; or

(c)	except for an adjournment for the purpose of attempting to obtain the requisite approval of the Arrangement Resolution.

(2)
Subject to the terms of this Agreement, the Company will use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution, including, if so requested by the Purchaser, acting reasonably using dealer and proxy solicitation services and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution.

(3)	The Company will give notice of the Company Meeting to the Purchaser and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting.

(4)
The Company will advise the Purchaser as the Purchaser may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution.

(5)
The Company will promptly and, in any event, within one (1) Business Day advise the Purchaser of any written notice of dissent or purported exercise by any Common Shareholder of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to Applicable Laws, will provide the Purchaser with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any Common Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution. The Company shall not settle any claims with respect to Dissent Rights without the prior written consent of the Purchaser.

Section 2.4	The Company Circular

(1)
Subject to compliance by the Purchaser with Section 2.4(4), promptly after the execution of this Agreement, the Company shall prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by the ABCA, Securities Laws and other Applicable Laws in connection with the Company Meeting and the Arrangement, and the Company shall, within five (5) Business Days after obtaining the Interim Order, cause the Company Circular and other documentation required in connection with the Company Meeting to be filed and to be sent to each Common Shareholder and other Persons as required by the Interim Order and Applicable Laws, in each case so as to permit the Company Meeting to be held within the time required by Section 2.3(1).

(2)
The Company shall prepare the Company Circular (other than with respect to any information required by Applicable Laws, or reasonably required by the Company in order to comply with Applicable Laws, to be furnished by the Purchaser or its affiliates) such that it complies in all material respects with all Applicable Laws, and, without limiting the generality of the foregoing, that the Company Circular (including with respect to any information incorporated therein by reference) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information required by Applicable Laws, or reasonably required by the Company in order to comply with Applicable Laws, to be furnished by the Purchaser or its affiliates) and shall provide Common Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Company Meeting. Subject to Section 9.2(1), the Company Circular will include the Board Determinations, a written copy of the Fairness Opinion, and a statement that each director and officer of the Company intends to vote all of such director’s and officer’s Company Shares (including any Shares issued upon the exercise of any Options or Warrants).

(3)
The Purchaser and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Company Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by the Purchaser and its counsel, provided that all information relating solely to the Purchaser and its affiliates included in the Company Circular shall be in form and content satisfactory to the Purchaser, acting reasonably.

(4)
The Purchaser will furnish to the Company all such information concerning itself and its affiliates as may be reasonably required by the Company in the preparation of the Company Circular and other documents related thereto, and the Purchaser shall ensure that no such information will contain any untrue statement of a material fact or omit to state a material fact concerning the Purchaser or its affiliates required to be stated in the Company Circular in order to make any information so furnished or any information concerning itself not misleading in light of the circumstances in which it is disclosed.

(5)
The Purchaser will indemnify and save harmless the Company, its Subsidiaries and their respective directors, officers, employees, agents, advisors and representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company, any Subsidiary or any of their respective directors, officers, employees, agents, advisors or representatives may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of any misrepresentation in any information provided by the Purchaser for inclusion in the Circular, as required by Applicable Laws or as reasonably required by the Company in order to comply with Applicable Laws.

(6)
Each of the Parties shall promptly notify the other Parties if at any time before the Effective Date it becomes aware (in the case of the Company only with respect to the Company and in the case of the Purchaser only with respect to the Purchaser and its affiliates) that the Company Circular, an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no action letter or approval, any registration statement or any circular or other filing under Applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Company Circular, such application, registration statement, circular or filing and the Parties shall co-operate in the preparation of any amendment or supplement to the Company Circular, as required or appropriate, and the Company shall, subject to compliance by the Purchaser of Section 2.4(4), promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to Common Shareholders and, if required by the Court or Applicable Laws, file the same with the Securities Authorities and as otherwise required.

Section 2.5	Final Order

If the Interim Order is obtained, the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order and as required by Applicable Law and the condition in Section 3.1(4) and in Section 3.2(6) has been satisfied or waived by each of the Parties, and subject to the terms of this Agreement, the Company shall as soon as reasonably practicable thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193 of the ABCA.

Section 2.6	Court Proceedings

The Purchaser and the Company will cooperate in seeking the Interim Order and the Final Order, including by the Purchaser providing to the Company on a timely basis any information required to be supplied by the Purchaser concerning itself or its affiliates in connection therewith. The Company will provide legal counsel to the Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom. Subject to Applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require the Purchaser to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations set forth in any such filed or served materials or under this Agreement.

Section 2.7	Stock Options and Warrants

Pursuant to the Arrangement, all Options and Warrants with an exercise price greater than $0.06 shall be cancelled without payment of any consideration in respect thereof at the Effective Time.

Section 2.8	Articles of Arrangement and Effective Date

The Articles of Arrangement shall implement the Plan of Arrangement.  On the second Business Day after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) set forth in Article 3, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by the Company with the Alberta Registrar. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by Applicable Law, including the ABCA. Subject to the Interim Order, the Final Order and any Applicable Law, the Company agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 10.1 of this Agreement to add, remove or amend any steps or terms determined to be necessary or desirable by the Purchaser, acting reasonably, provided that the Plan of Arrangement shall not be amended in any manner which is (i) prejudicial to the Common Shareholders or other persons to be bound by the Plan of Arrangement or is inconsistent with the provisions of this Agreement or (ii) creates a reasonable risk of delaying, impairing or impeding in any material respect the receipt of any Regulatory Approval or the satisfaction of any condition set forth in Article 3 hereof.  The closing of the transactions contemplated hereby will take place at the offices of Aird & Berlis LLP, Brookfield Place, 181 Bay Street, Toronto, Ontario, or at such other location as may be agreed upon by the Parties.

Section 2.9	Payment of Consideration

The Purchaser will, following receipt of the Final Order and prior to the filing by the Company of the Articles of Arrangement with the Alberta Registrar, provide the Depositary with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to the Company, acting reasonably) to pay the Consideration for all of the Company Shares to be acquired pursuant to the Plan of Arrangement.

Section 2.10	Withholding Taxes

The Purchaser, the Company and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other amounts payable to any former Common Shareholder such amounts as the Purchaser, the Company or the Depositary may be required or permitted to deduct and withhold therefrom under any provision of Applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 3
CONDITIONS

Section 3.1	Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(1)	the Arrangement Resolution shall have been approved and adopted by the Common Shareholders at the Company Meeting in accordance with the Interim Order;

(2)
the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to the Company and the Purchaser, acting reasonably, on appeal or otherwise;

(3)	no Applicable Law shall be in effect that makes the consummation of the Arrangement illegal or otherwise prohibited or enjoins the Company or the Purchaser from consummating the Arrangement;

(4)	the Regulatory Approvals shall have been obtained and remain in force; and

(5)	this Agreement shall not have been terminated in accordance with its terms.

Section 3.2	Additional Conditions Precedent to the Obligations of the Purchaser

The obligations of the Purchaser to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of the Purchaser and may be waived by the Purchaser):

(1)
all covenants of the Company under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Company in all material respects and the Purchaser shall have received a certificate of the Company addressed to the Purchaser and dated the Effective Date, signed on behalf of the Company by the chief executive officer of the Company, confirming the same as at the Effective Date;

(2)
the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time and without regard to any updates to the Company Disclosure Letter after the date hereof (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, provided that the representations and warranties of the Company set out in paragraphs (a), (b), (c), (g), (i), (hh), (jj), (kk) and (ll) of Schedule “D” shall be true and correct in all material respects, other than where such variations result from actions expressly permitted by Section 6.1, and the Purchaser shall have received a certificate of the Company addressed to the Purchaser and dated the Effective Date, signed on behalf of the Company by the chief executive officer of the Company;

(3)
no action, suit or proceeding shall have been taken under any Applicable Laws or by any Governmental Entity, and no Laws, policy, decision or directive (having the force of Laws) shall have been enacted, promulgated, amended or applied, in each case (i) to enjoin or prohibit the Plan of Arrangement or the transactions contemplated by this Agreement, (ii) which would render this Agreement or the Voting Agreements unenforceable in any way or frustrate the purpose and intent hereof or thereof, or (iii) resulting in any judgment or assessment of damages, directly or indirectly, which, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect with respect to the Company (including if the Arrangement were to be consummated);

(4)
(i) all representations and warranties made by Locked-Up Shareholders in the Voting Agreements shall be true and correct in all respects, without regard to materiality, as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); (ii) the Locked-Up Shareholders shall have complied in all material respects with all covenants set forth in the Voting Agreements that are to be complied with on or before the Effective Date; and (iii) none of the Voting Agreements to which the Locked-Up Shareholders are party shall have been terminated, and no event shall have occurred that, with notice or lapse of time or both, would give Purchaser the right to terminate any of the Voting Agreements;

(5)
since the date of this Agreement, there shall not have occurred any fact, change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

(6)	the Third Party Consents shall have been obtained; and

(7)	holders of no more than 5% of the outstanding Company Shares shall have exercised Dissent Rights.

Section 3.3	Additional Conditions Precedent to the Obligations of the Company

The obligations of the Company to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company):

(1)	all covenants of the Purchaser under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Purchaser in all material respects;

(2)
the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date) except where the failure or failures of all such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect; and

(3)
the Purchaser shall have deposited or caused to be deposited with the Depositary in escrow (the terms and conditions of such escrow to be satisfactory to the Company, acting reasonably) in accordance with Section 2.9 the funds required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement and the Depositary shall have confirmed to the Company receipt of these funds.

Section 3.4	Satisfaction of Conditions

The conditions precedent set out in Section 3.1, Section 3.2 and Section 3.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Alberta Registrar. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Purchaser and the Depositary, all funds held in escrow by the Depositary pursuant to Section 2.9 hereof shall be deemed to be released from escrow when the Certificate of Arrangement is issued by the Alberta Registrar.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1	Representations and Warranties of the Company

Except as disclosed in the Company Disclosure Letter, the Company represents and warrants to the Purchaser as set forth in Schedule “D”.

Section 4.2	Survival of Representations and Warranties of the Company

The representations and warranties of Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 5.1	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company as set forth in Schedule “E”.

Section 5.2	Survival of Representations and Warranties of the Purchaser

The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 6
COVENANTS OF THE COMPANY

Section 6.1	Conduct of Business

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, unless the Purchaser shall otherwise agree in writing, or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or set forth in the Company Disclosure Letter or as is otherwise required by Applicable Law:

(1)
the Company shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses in compliance with Applicable Laws and in the ordinary course of business consistent with past practice except as may be required to comply with the terms of this Agreement and shall use its commercially reasonable efforts to preserve intact the present business organization of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, landlords, employees and other Persons with which the Company or any of its Subsidiaries has significant business relations;

(2)
without limiting the generality of Section 6.1(1), and except as otherwise expressly contemplated by this Agreement, the Company shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:

(a)	amend its articles, charter or by-laws or other comparable organizational documents;

(b)
without the consent of the Purchaser, declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Company Shares owned by any Person or the securities of any Subsidiary owned by a Person other than the Company;

(c)
issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of the Company or its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of the Company or its Subsidiaries, other than the issuance of Company Shares issuable pursuant to the outstanding Options previously granted under the terms of the Stock Option Plan or any of the outstanding Warrants (none of which Options or Warrants have a strike price equal to or less than the Consideration);

(d)
except as disclosed in the Company Disclosure Letter and other than with respect to Permitted Liens, sell, pledge, lease, dispose of, encumber or agree to sell, pledge, lease, dispose of or encumber any assets of the Company or of any Subsidiary other than assets  with a value of less than $50,000 in the aggregate or inventory purchased or sold in the ordinary course of business;

(e)
redeem, purchase, or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares or other securities of the Company or any of its Subsidiaries, including under any normal course issuer bid, except as required by the terms thereof and in accordance with such terms;

(f)	amend the terms of any of its securities;

(g)	split, consolidate or reclassify any of the Company Shares or any Subsidiary’s shares of capital stock;

(h)	adopt a plan of liquidation or resolution providing for the liquidation, dissolution, merger, consolidation or reorganization of the Company or any of its Subsidiaries;

(i)	reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person;

(j)	reduce the capital or stated capital of the Company or any of its Subsidiaries;

(k)
acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or series of related transactions,  any Person, assets, securities, properties, interests or businesses, other than for greater certainty the acquisition of inventory or other assets for resale or use by the Company and/or any of its Subsidiaries or their respective customers in connection with the ordinary course operation of their businesses;

(l)
make any loans, advances or capital contributions to, or investments (either by purchase of shares or securities, contributions of capital or otherwise) in any other Person, other than the Company or any of the Company’s existing wholly-owned Subsidiaries;

(m)	incur or commit to incur any indebtedness under the RBC Credit Agreement (including the RBC Additional Advances) in excess of $9,500,000 principal amount in the aggregate;

(n)
other than pursuant to the RBC Credit Agreement (including the RBC Additional Advances), incur or commit to incur any indebtedness for borrowed money or issue any debt securities, or guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances;

(o)
pay, settle, discharge, waive, release, compromise or satisfy any claims, liabilities or obligations other than (i) the payment, settlement, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business, or (ii) the claims that are set forth in the Company Disclosure Letter;

(p)
enter into, terminate, modify or amend, waive or breach any material right under any Material Contract or submit any proposal that could lead to or enter into a Contract involving expenditures by or payments to the Company or its Subsidiaries pursuant to the terms of such Contract aggregating  in excess of $50,000 per year, or fail to enforce any breach or threatened breach of any Material Contract;

(q)	amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with GAAP;

(r)
sell, lease or otherwise transfer, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses, having a cost or proceeds, as applicable, on a per transaction or series of related transactions basis, in excess of $50,000, other than, for greater certainty, the sale, lease or other use or transfer of inventories and products in the ordinary course of business;

(s)
except as required by Applicable Law or by the terms of the Employee Plans or Contracts in effect on the date hereof or with the prior written consent of the Purchaser: (i) increase any severance, change of control or termination pay to (or amend any existing arrangement with) any Company Employee; (ii) increase the benefits payable under any existing severance or termination pay policies with any Company Employee; (iii) increase the benefits payable under any employment agreements with any Company Employee; (iv) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any Company Employee; or (v) increase compensation, bonus levels or other benefits payable to any Company Employee;

(t)	enter into any union recognition agreement, collective agreement or similar agreement with any trade union or representative body;

(u)
grant or commit to grant an exclusive licence or otherwise transfer any Intellectual Property Rights or exclusive rights in or in respect thereto that is material to the Company and its Subsidiaries taken as a whole;

(v)
make, change or revoke any material Tax election, change any method of Tax accounting, settle or compromise any material Tax liability, file any amended Tax Return, enter into a material closing agreement, surrender any right to claim a material Tax refund, assign any agreement entered into with a Governmental Authority which allowed for a Tax refund or fail to take any measures necessary to meet the requirements for those agreements to be kept in effect, or consent to the extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(w)	close any stores; or

(x)	agree, resolve or commit to do any of the foregoing.

(3)
neither the Company nor any of its Subsidiaries shall grant to any officer or director of the Company or any of its Subsidiaries an increase in compensation in any form, grant any general salary increase to any officer or director, make any loan to any officer or director of the Company or any of its Subsidiaries, increase any benefits payable to any officer or director under its current severance or termination pay policies, or adopt or materially amend or make any contribution to any Company plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or officers of the Company or any of its Subsidiaries, except with the prior consent of the Purchaser;

(4)
the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that none of the Company or any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding twelve (12) months;

(5)
subject to compliance with applicable competition or anti-trust laws, the Company shall promptly notify the Purchaser in writing of any fact, circumstance, event or development that, to the Knowledge of the Company, is or would, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect;

(6)
the Company shall not take any action, or permit any of its Subsidiaries to take any action, that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time;

(7)
the Company shall promptly notify the Purchaser orally and in writing upon becoming aware of (i) any Material Adverse Effect with respect to the Company and its Subsidiaries or (ii) any occurrence or non-occurrence of any event whose occurrence or non-occurrence is reasonably likely to cause: (A) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect to the extent not qualified by materiality or by reference to a Material Adverse Effect or in any respect if so qualified or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects;

(8)
the Company shall promptly notify the Purchaser orally and in writing of any material change in the normal course of operation consistent with past practice of the Company’s or any of its Subsidiaries’ businesses, assets or properties, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(9)
the Company shall deliver to the Purchaser within five (5) Business Days of the date of this Agreement written confirmation from Royal Bank of Canada that, until such time as this Agreement is terminated, Royal Bank of Canada will not terminate any of its commitments under the RBC Credit Agreement and will not take any action to enforce any of its rights or remedies under or in connection with the RBC Credit Agreement solely by reason of the breach of the Tangible Net Worth Covenant set out in Section 16(cc) of the RBC Credit Agreement, which breach of covenant was referred to in the letter from Royal Bank of Canada to the Company dated May 3, 2011;

(10)	the Company shall promptly notify the Purchaser orally and in writing if the Company or any guarantor of the Company’s obligations:

(a)
fails to pay any debt (including any guaranty obligation) to Royal Bank of Canada (or any of its affiliates, successors or assigns) or to any other lender to the Company or an affiliate of the Company on the scheduled or original due date with respect thereto; or

(b)
defaults in the observance or performance of any other agreement or condition relating to any debt referred to in Section 6.1(10)(a) or contained in any instrument or agreement evidencing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such debt (or a trustee or agent on behalf of such holder or beneficiary) to (A) terminate any commitment to make advances to the Company, or (B) cause such debt to become due prior to its stated maturity (or in the case of any such debt constituting a guaranty obligation to become payable); or any such debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such debt shall be required to be made, in each case prior to the stated maturity thereof;

(11)
without limiting the generality of Section 6.1(10)(b), the Company shall promptly notify the Purchaser orally and in writing if the Royal Bank of Canada or any of its successors or assigns in respect of the RBC Credit Agreement, takes any action to accelerate payment under such debt or to enforce its security, as applicable, in respect thereto;

(12)
the Company shall duly and timely make all filings and applications under Applicable Laws (including applicable Securities Laws) required to be made on the part of the Company, including in connection with the completion of the Arrangement, take all reasonable action necessary to be in compliance with such Applicable Laws and duly and timely file all Tax Returns and pay all Taxes due and payable; and

(13)	the Company shall cause the Financial Advisor to deliver the Fairness Opinion on or before June 3, 2011.

Section 6.2	Covenants of the Company Regarding the Completion of the Arrangement

The Company shall perform, and shall cause its Subsidiaries to perform, all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause its Subsidiaries to:

(1)	subject to compliance with applicable competition or anti-trust laws, provide on a timely basis all information requested by the Purchaser with respect to the obtaining of any Regulatory Approvals;

(2)
use all commercially reasonable efforts to obtain the written consent of all holders of Options and Warrants as necessary with respect to the cancellation of their Options and Warrants without payment of any consideration in respect thereof;

(3)	use all commercially reasonable efforts to satisfy or cause to be satisfied all conditions precedent in this Agreement; and

(4)
subject to obtaining an irrevocable release and discharge in favour of each member of the Board and confirmation that insurance coverage is maintained as contemplated by Section 8.5, use all commercially reasonable efforts to assist in effecting the resignations of each member of the Board, obtaining an irrevocable release in favour of the Company, the Purchaser and its affiliates and their respective Representatives from each of them and causing them to be replaced by persons nominated by the Purchaser effective as at the Effective Time.

Section 6.3	Non-Solicitation

(1)
Except as otherwise provided in this Article 6 on and after the date of this Agreement and until this Agreement is terminated, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, through any Representative of the Company or any of its Subsidiaries or otherwise,

(a)
solicit, initiate, knowingly encourage, co-operate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding, with the sole exception of a confidentiality agreement in strict compliance with Section 6.3(2)) the submission, initiation or continuation of any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to, any Acquisition Proposal;

(b)
provide any information to any Person in connection with, or enter into, continue or participate in any discussions or negotiations relating to, any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to, any Acquisition Proposal, or otherwise co-operate with, assist or facilitate, knowingly encourage or participate in, any effort to take or to seek to take any such action by any Person;

(c)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the Purchaser, any of the Board Determinations;

(d)
approve, accept, endorse or recommend, or propose publicly to approve, accept, endorse or recommend, any Acquisition Proposal or cause any Subsidiary to approve, accept, endorse or recommend, or propose publicly to approve, accept, endorse or recommend any agreement, arrangement or understanding relating to, constituting or that may reasonably be expected to lead to, any Acquisition Proposal (with the sole exception of a confidentiality agreement in strict compliance with Section 6.3(2)); or

(e)	take any other action which would reasonably be expected to materially impede or prevent the consummation of the Arrangement.

(2)	Notwithstanding Section 6.3(1) hereof, the Board shall be permitted to:

(a)	engage in discussions or negotiations with, or provide non-public information to, a Person;

(b)
withdraw, modify or qualify, or propose to withdraw, modify or qualify, in any manner adverse to the Purchaser, any of the Board Determinations (it being understood that failing to affirm the Board Determinations within two (2) Business Days of being requested to do so by the Purchaser in circumstances where no Acquisition Proposal has been publicly announced, and within seven (7) Business Days of being requested to do so by the Purchaser in circumstances where an Acquisition Proposal has been publicly announced, shall be considered an adverse modification); or

(c)
approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or cause the Company or any Subsidiary to accept or enter into or propose publicly to accept or enter into any agreement, arrangement or understanding relating to, any Acquisition Proposal;

if and only to the extent that any time following the date of this Agreement and prior to the Company Meeting:

(i)
it has received an unsolicited bona fide written Acquisition Proposal from such Person and the Board has determined in good faith and after consultation with the Financial Advisor and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal and the Board has determined in good faith and after such consultation that such Acquisition Proposal continues at all relevant times to constitute a Superior Proposal (with the sole exception that such Acquisition Proposal may include a condition requiring access to the books, records, personnel or properties of the Company or any of its Subsidiaries or their respective Representatives (an “Information Condition”), provided that the Information Condition must be satisfied or irrevocably waived no later than 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date of the good faith determination of the Board that the Acquisition Proposal made by such Person constitutes a Superior Proposal (the “Due Diligence Deadline”));

(ii)	in the case of paragraph 6.3(2)(a) above:

(A)
such Person has executed and delivered to the Board a confidentiality agreement prior to the date of this Agreement or, in the event that such Person has not previously delivered a confidentiality agreement, the Board receives from such Person an executed confidentiality agreement substantially in the form of the Confidentiality Agreement containing terms that are no more favourable to such Person than those contained in the Confidentiality Agreement (provided that the standstill provision contained in such confidentiality agreement will expressly permit the Board to waive the standstill solely in order to permit the submission to the Board of the Acquisition Proposal);

(B)	the Company delivers a copy of any confidentiality agreement referred to in paragraph (A) above to the Purchaser promptly upon its execution;

(C)
the Company immediately provides (and continues to immediately provide at all relevant times thereafter) the Purchaser with a list of, or in the case of information that was not previously made available to the Purchaser, copies of, any information provided to such Person following the execution of a confidentiality agreement referred to in paragraph (A) above;

(D)
the Company, its Subsidiaries and their respective Representatives only provide such Person with access to non-public information for a period expiring no later than the Due Diligence Deadline for purposes of satisfying the Information Condition. For greater certainty, such Person, its affiliates and any Person acting jointly or in concert with such Person or its affiliates shall only be entitled to an aggregate of five (5) Business Days of access to non-public information, as applicable, in respect of all Acquisition Proposals made by such Person, its affiliates and any Person acting jointly or in concert with such Person or its affiliates which the Board determines, in accordance with this Section 6.3(2), to constitute a Superior Proposal; and

(E)	prior to providing any information to such Person or engaging in discussions or negotiations with such Person, the Company has strictly complied with Section 6.3(4); and

(iii)	in the case of paragraphs (a), (b) and (c) above, the Company shall have complied with the requirements of this Section 6.3 and Section 6.4.

(3)
Except as otherwise expressly provided in this Section 6.3, the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, co-operation, facilitation, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any Representatives with respect to any Acquisition Proposal, and, in connection therewith, the Company, its Subsidiaries and their respective Representatives will discontinue access to any non-public information (and not establish or allow access to any non-public information, or any data room, virtual or otherwise) and shall as soon as possible request (and exercise all rights it has to require) the return or destruction of all information regarding the Company and its Subsidiaries previously provided to any such Person or any other Persons and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any non-public information regarding Company and/or its Subsidiaries. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it or any of its Subsidiaries is a party (it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as the result of the entering into and announcement of this Agreement by the Company pursuant to the express terms of any such agreement, shall not be a violation of this Section 6.3(3) and that the execution, delivery and performance of this Agreement shall not be a violation of the Confidentiality Agreement). The Company shall promptly enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof and shall promptly advise Purchaser in writing of any breach or alleged breach of any of the foregoing and the enforcement action to be taken (it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as the result of the entering into and announcement of this Agreement by the Company pursuant to the express terms of any such agreement, shall not be a violation of this Section 6.3(3)). Notwithstanding the foregoing, nothing in this Agreement prevents the Company from releasing any Person from a standstill provision for the purpose of making a Superior Proposal.

(4)
On and after the execution of this Agreement, the Company shall promptly notify the Purchaser at first orally and then in writing within twenty-four (24) hours after it has received: (a) any inquiry, approach, contact or proposal that constitutes, relates to, or may reasonably be expected to lead to, an Acquisition Proposal; and (b) any request by any Person for (i) non-public information relating to the Company or any Subsidiary, (ii) a shareholders’ list of the Company, or (iii) access to the properties, the officers or the books and records of the Company or any Subsidiary. Such notice to the Purchaser shall include such details of the inquiry, approach, contact or proposal known to the Company as the Purchaser may reasonably request, including the identity of the Person making such inquiry, approach, contact or proposal and a copy of any such proposal (and any amendments or supplements thereto). The Company shall keep the Purchaser fully informed of the status and general progress (including amendments or proposed amendments and all material correspondence in respect of the Acquisition Proposal) of any such request, inquiry or Acquisition Proposal, and will respond promptly to all reasonable inquiries by the Purchaser with respect thereto.

(5)
Subject to Section 6.3(1), in the event that the Company receives at any time following the date of this Agreement and prior to the Company Meeting an Acquisition Proposal, after notifying the Purchaser as provided in Section 6.3(4), the Board shall convene a meeting as soon as practicable following the receipt of such Acquisition Proposal to determine whether such Acquisition Proposal constitutes a Superior Proposal.

(6)
Nothing contained in this Section 6.3 shall prohibit the Board from making any disclosure to Common Shareholders prior to obtaining the approval of the Arrangement Resolution by the Common Shareholders at the Company Meeting if, in the good faith judgment of the Board, after consultation with outside counsel, such disclosure is necessary for the Board to act in a manner consistent with its fiduciary duties or is otherwise required under Applicable Law.

Section 6.4	Right to Match

(1)
In the event that the Board determines that it has received a Superior Proposal (and for greater certainty, an Acquisition Proposal which the Board has determined to constitute a Superior Proposal, but, as contemplated in Section 6.3(2)(c)(i), which contains an Information Condition that has not been satisfied or irrevocably waived shall not constitute a Superior Proposal for purposes of this Section 6.4) at any time following the date of this Agreement and prior to the Company Meeting, the Company shall immediately notify the Purchaser in writing, and shall include in such notice (i) a copy of the document evidencing such Superior Proposal; (ii) the identity of the person making the Superior Proposal; (iii) a description of the terms and conditions of the Superior Proposal (including a written notice from the Board disclosing the value in financial terms that the Board has, in consultation with the Financial Advisor, determined is ascribed to any non-cash consideration offered under such Superior Proposal); and (iv) a copy of the letter of commitment, term sheet or other comparable evidence of financing or other evidence establishing the ability to consummate the transaction upon which the Board relied in making the determination referred to in clause (iii) of the definition of “Superior Proposal” (the date that the Purchaser receives the last of such documents being the “Notice Date”).  The Purchaser shall have the right, but is not required, during the five (5) Business Day period after the Notice Date (the “Response Period”), to offer in writing to amend the terms of this Agreement and the Plan of Arrangement (the “Amended Offer”). Until the Final Resolution Date (i) the Board shall not approve or recommend, or propose publicly to approve or recommend, such Superior Proposal nor shall the Company or any Subsidiary accept or enter into or propose publicly to accept or enter into any agreement, arrangement or understanding  relating to such Superior Proposal (including any agreement to implement such Superior Proposal), and (ii) the Company shall consider, discuss and negotiate in good faith with the Purchaser any Amended Offer. For the purposes of the foregoing sentence, the “Final Resolution Date” means the earlier of: (a) the end of the five (5) Business Day period referred to above in this Section 6.4(1), if the Purchaser does not submit an Amended Offer or (b) if the Purchaser submits an Amended Offer, the date that the Board determines, after having considered, discussed and negotiated in good faith with the Purchaser any Amended Offer, that the Superior Proposal would nonetheless remain a Superior Proposal and the Company has rejected the Amended Offer. If the Final Resolution Date would not terminate before the Company Meeting, the Company shall, at the request of the Purchaser, adjourn the Company Meeting to a date that is no less than two (2) and not more than five (5) Business Days after the Response Period.

(2)
If the Purchaser makes an Amended Offer, the Board will convene a meeting as soon as practicable following the date of receipt of such Amended Offer to determine whether the Superior Proposal continues to be a Superior Proposal compared to the Amended Offer. Any such determination to be made by the Board shall be made as soon as practicable following the date of receipt of such Amended Offer and shall only be made after consultation with the Financial Advisor and outside legal counsel. The Company shall provide written notice to the Purchaser immediately after the Board has reached its determination in this regard.

(3)	If the Board:

(a)
determines that the Superior Proposal received after the date of this Agreement and prior to obtaining the Shareholder Approval at the Company Meeting would as a result of the Amended Offer cease to be a Superior Proposal, the Company will enter into an amendment to this Agreement reflecting the Amended Offer; or

(b)
determines that the Superior Proposal received after the date of this Agreement and prior to obtaining the Shareholder Approval at the Company Meeting would notwithstanding the Amended Offer remain a Superior Proposal (or if the Purchaser fails to make an Amended Offer prior to the expiry of the Response Period), the Company shall, subject to having terminated this Agreement pursuant to Section 9.2(1)(d)(ii) and having paid the Purchaser the Purchaser Termination Fee in accordance with Section 9.3(1)(c), be entitled to enter into an agreement in respect of the Superior Proposal received after the date of this Agreement and prior to obtaining the Shareholder Approval at the Company Meeting.

(4)
Each successive material amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Common Shareholders shall constitute a new Acquisition Proposal for the purposes of this Section 6.4 and the Purchaser shall be afforded a new five (5) full Business Day Response Period in respect of each such Acquisition Proposal.

(5)	The Board shall promptly reaffirm its recommendation of the Arrangement by press release after:

(a)	any Acquisition Proposal which the Board determines not to be a Superior Proposal is publicly announced or made; or

(b)
the Board determines that an Amended Offer would result in an Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and the Purchaser has so amended the terms of the Arrangement.

The Purchaser and its legal counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably. From and after the date of such determinations above by the Board, the prohibitions in Section 6.3(1) shall apply to such Acquisition Proposal, the Company shall not engage or continue with any of the activities in Section 6.3(2) (a), (b) and (c) above with the Person making such Acquisition Proposal, its affiliates and any Person acting jointly or in concert with such Person or its affiliates, in each case in respect of such Acquisition Proposal, and the Company shall comply with Section 6.3(3) in respect of such Acquisition Proposal and the Person making such proposal (provided that it is understood and agreed that nothing shall prevent the Person making such Acquisition Proposal from making a new Acquisition Proposal subject to Section 6.3(2) and in accordance with Section 6.3 and this Section 6.4). Nothing in this Agreement shall prevent the Board from responding in a manner that is not adverse or prejudicial to the Arrangement or the Purchaser through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal.

Section 6.5	Voting Agreements

The Company shall deliver or cause to be delivered, concurrently with the execution of this Agreement, the Voting Agreements duly executed by the Locked-Up Shareholders.

ARTICLE 7
COVENANTS OF THE PURCHASER

Section 7.1	Conduct of the Purchaser

(1)
The Purchaser shall perform all obligations required to be performed by the Purchaser under this Agreement, co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Purchaser shall:

(a)
use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder, as set forth in Article 3, to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things reasonably necessary under all Applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to: (i) effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement; (ii) oppose, lift, rescind or defend, as applicable, all lawsuits or other legal, regulatory or other proceedings (including any injunction or restraining order) against it challenging or affecting this Agreement or the making or completion of the Arrangement; and (iii) co-operate with the Company in connection with the performance by it and its Subsidiaries of their obligations hereunder. In addition, subject to the terms and conditions herein provided, the Purchaser shall not knowingly take or cause to be taken any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby;

(b)
take all necessary action to ensure that Purchaser has authority to and does perform its obligations hereunder, including without limitation, ensuring that the Purchaser has sufficient funds to carry out its obligations under this Agreement and the Arrangement and to pay related fees and expenses;

(c)
not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the making or completion of the Arrangement except as permitted by this Agreement;

(d)
on or prior to the Effective Time, but conditional upon the delivery from each such director of a release in favour of the Company and the Purchaser, the Purchaser shall deliver releases in favour of each current director of the Company resigning on or prior to the Effective Time, all such releases  in form and substance satisfactory to the Company and the Purchaser, acting reasonably;

(e)
at the Effective Time, the Purchaser shall cause the Company to repay in full, all amounts outstanding at such time, including accrued and unpaid interest, under or payable to, as the case may be, (i) Royal Bank of Canada under the RBC Credit Agreement (including the RBC Additional Advances), (ii) the holder of the Talon Senior Note, (iii) the holder of the Oakwest Senior Note and (iv) the holders of the Junior Notes (including the 10% prepayment penalty); and

(f)
at the Effective Time, the Purchaser shall cause the Company to pay all amounts owing to the Financial Advisor under the engagement agreement dated February 14, 2011, it being understood and agreed that the “Success Fee” (including work fees and announcement / opinion fees) thereunder will not exceed $625,000.

(2)
The Purchaser shall provide the Company with prompt written notice if at any time on or prior to the Effective Time the Purchaser fails to have adequate arrangements to ensure that all required funds are and will be available to effect payment in full for all securities that the Purchaser has agreed to purchase pursuant to the Plan of Arrangement.

ARTICLE 8
MUTUAL COVENANTS

Section 8.1	Shareholder Communications

The Parties agree to co-operate in the preparation of presentations, if any, to Common Shareholders regarding the Arrangement, and no Party shall issue any press release or otherwise make public statements with respect to this Agreement, the Arrangement or any transaction contemplated by this Agreement without the consent of the other Party (which consent shall not be unreasonably withheld, conditional  or delayed) and the Company shall not make any filing with any Governmental Authority without the consent of the Purchaser (which shall not be unreasonably withheld, conditional or delayed), and the Purchaser shall not make any filing with any Governmental Authority without the consent of the Company (which shall not unreasonably withheld, conditional or delayed); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under Applicable Laws, which for greater certainty includes the rules of the Exchange, and in such circumstances the Party making such disclosure shall use its reasonable best efforts to give prior oral or written notice to the other Parties and reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing and provided further, that the Company shall have no obligation to consult with the Purchaser prior to any disclosure by the Company with regard to an Acquisition Proposal.

Section 8.2	Notice and Cure Provisions

(1)
Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time.

(2)
No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom and no payments are payable as a result of such election pursuant to Section 9.3 unless forthwith and in any event prior to the Effective Time, the Party intending to rely thereon has provided a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may exercise such termination right until the earlier of (i) the Outside Date, and (ii) the date that is ten (10) Business Days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date.

Section 8.3	Access to Information; Confidentiality

(1)
From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with Applicable Law and the terms of any existing Contracts, the Company shall:

(a)
give to the Purchaser and its Representatives (including financing sources) reasonable access to the offices, properties, books, contracts and records of the Company and its Subsidiaries and to management of the Company and its Subsidiaries; and

(b)	furnish to the Purchaser and its Representatives such financial and operating data and other information as such Persons may reasonably request.

(2)
Any investigation pursuant to this Section 8.3 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

(3)
Notwithstanding Section 8.3(1) or any other provision of this Agreement, the Company shall not be obligated to provide access to, or to disclose, any information to the Purchaser if the Company reasonably determines that such access or disclosure would jeopardize any legal privilege claim by the Company or any of its Subsidiaries.

(4)
For greater certainty, the Purchaser shall treat, and shall cause its respective Representatives to treat, all information furnished to the Purchaser or any of such Representatives in connection with the transactions contemplated by this Agreement or pursuant to the terms of this Agreement, including the Company Disclosure Letter, in accordance with the terms of the Confidentiality Agreement.

(5)
The Company shall treat, and shall cause its respective Representatives to treat, all information of a confidential nature furnished to the Company, its Subsidiaries and their respective Representatives by the Purchaser or any of its Representatives in connection with the transactions contemplated by this Agreement or pursuant to the terms of this Agreement, as if the Confidentiality Agreement applied, mutatis mutandis, with the Purchaser as the discloser and the Company as the recipient.

Section 8.4	Employment Arrangements/Benefit Plans

The Purchaser acknowledges that the completion of the Arrangement shall constitute a change-of-control transaction under certain of the Company’s employee benefit plans and under certain change of control agreements and employment agreements, as disclosed in the Company Disclosure Letter, and that following the completion of the Arrangement, to the extent not paid at the Effective Time, the Purchaser shall cause the Company to honour its obligations thereunder, including by paying to the individuals granted benefits under such plans or party to such agreements, in each case, such amounts as result from the calculation in respect thereof in the manner disclosed in the Company Disclosure Letter.

Section 8.5	Director and Officer Liability

(1)
From and after the Effective Date, the Company shall indemnify and hold harmless, to the fullest extent permitted under the ABCA and the governing corporate legislation of each Subsidiary, as applicable (and to also advance expenses as incurred to the fullest extent permitted under the ABCA and the governing corporate legislation of each Subsidiary, as applicable), each present and former director and officer of the Company and its Subsidiaries (each, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, inquiry, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director, or officer of the Company and/or any of its Subsidiaries at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date.  Neither the Purchaser nor the Company shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation or threatened claim, action, suit, proceeding or investigation involving or naming an Indemnified Person or arising out of or related to an Indemnified Person’s service as a director or officer of the Company and/or any of its Subsidiaries or services performed by such Persons at the request of the Company and/or any of its Subsidiaries at or prior to the Effective Date unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person for all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent.

(2)
Prior to the Effective Date, the Company shall and, if the Company is unable to, the Purchaser shall cause the Company as of the Effective Date, to obtain and fully pay the premium for the extension of the directors’, officers’, trustees’ and employees’ liability coverage of the Company’s and its Subsidiaries’ existing directors’, officers’, trustees’ and employees’ insurance policies for a claims reporting or run-off and extended reporting period and claims reporting period of at least six years from and after the Effective Date with respect to any claim related to any period of time at or prior to the Effective Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carriers with respect to directors’, officers’, trustees’ and employees’ liability insurance (“D&O Insurance”), and with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than the coverage provided under the Company’s and its Subsidiaries’ existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director, officer, trustee or employee of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Date (including in connection with the approval or completion of this Agreement, the Arrangement or the other transactions contemplated by this Agreement or arising out of or related to this Agreement and the transactions contemplated hereby).  If the Company for any reason fails to obtain such “run off” insurance policies as of the Effective Date, the Company shall continue to maintain in effect for a period of at least six years from and after the Effective Date the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under the Company’s and its Subsidiaries’ existing policies as of the date hereof, or the Company shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favourable to the Indemnified Persons as provided in the Company’s existing policies as of the date hereof.  The Purchaser may, at its option, arrange to provide the equivalent D&O Insurance coverage required above under its policies in lieu of the coverage to be provided by the Company.

(3)	If the Company or the Purchaser or any of their successors or assigns shall:

(a)	amalgamate, consolidate with or merge or wind-up into any other Person and, if applicable, shall not be the continuing or surviving corporation or entity; or

(b)	transfer all or substantially all of its properties and assets to any Person or Persons,

then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of the Company or the Purchaser, as the case may be, shall assume all of the obligations set forth in this Section 8.5.  The Purchaser will ensure that Company and any successors or assigns have adequate financial resources to satisfy all the obligations set forth in this Section 8.5.

(4)
The Company agrees to advance monies to the Indemnified Person for all reasonable costs, charges and expenses which have been incurred by the Indemnified Person in the defence of any proceeding or claim.  If a court of competent jurisdiction determines that the Company has no obligation or liability to indemnify the Indemnified Person, the Indemnified Person will repay any monies that have been advanced by the Company.  If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 8.5 that is denied by the Company or the Purchaser, where the Indemnified Person is entitled to such indemnification, then the Company and the Purchaser shall pay such Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Company or the Purchaser.

(5)
The rights of the Indemnified Persons under this Section 8.5 shall be in addition to any rights such Indemnified Persons may have under the constating documents of the Company or any of its Subsidiaries, or under any Applicable Law or under any Contract of any Indemnified Person with the Company or any of its Subsidiaries.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Date and rights to advancement of expenses relating thereto in favour of any Indemnified Person as provided in the constating documents of the Company or any Subsidiary of the Company or any Contract between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Effective Date and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(6)
The Purchaser agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of the Company and its Subsidiaries and listed in the Company Disclosure Letter, which shall survive the completion of the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date.

(7)
This Section 8.5 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons and their respective heirs, executors, administrators and personal representatives and shall be binding on the Company and its successors and assigns, and, for such purpose, the Company hereby confirms that it is acting as agent or trustee on behalf of the Indemnified Persons.

ARTICLE 9
TERM AND TERMINATION

Section 9.1	Term

This Agreement shall be effective from the date hereof and shall, subject to Section 9.2(3), remain in effect until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 9.2	Termination

(1)	This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by the Common Shareholders and/or by the Court):

(a)	by mutual written agreement of the Company and the Purchaser;

(b)	by either the Company or the Purchaser if:

(i)
the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this  Section 9.2(1)(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(ii)
after the date hereof, there shall be enacted or made any Applicable Law (or any such Applicable Law shall have been amended) that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins the Company or the Purchaser from consummating the Arrangement and such Law or enjoinment shall have become final and non-appealable; or

(iii)	the requisite approval of the Common Shareholders of the Arrangement Resolution shall not have been obtained at the Company Meeting in accordance with the Interim Order;

(c)	by the Purchaser if:

(i)
the Board shall have: (A) withdrawn, qualified or modified or publicly proposed to withdraw, qualify or modify in a manner adverse to the Purchaser the Board Determinations, unless the Purchaser shall have breached a covenant under this Agreement or if a representation or warranty of the Purchaser shall have been or become untrue, in either case, in such a manner that the Company would be entitled to terminate this Agreement in accordance with Section 9.2(1)(d)(i) (it being understood that  failing to affirm the Board Determinations within two (2) Business Days of being requested to do so by the Purchaser in circumstances where an Acquisition Proposal has not been publicly announced, and within seven (7) Business Days of being requested to do so by the Purchaser in circumstances where an Acquisition Proposal has been publicly announced, shall be considered an adverse modification), or (B) approved or recommended or publicly proposed to approve or recommend an Acquisition Proposal or caused the Company or a Subsidiary to accept or enter into any agreement, arrangement or understanding relating to an Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.3(2));

(ii)
subject to Section 8.2, the Company shall not have performed in all material respects any covenant to be performed by it under this Agreement or if any representation or warranty of the Company (without giving effect to any materiality qualifiers contained) shall have been or become untrue to the extent that the failure of such other representation or warranty to be true and correct shall have a Material Adverse Effect;

(iii)	any of the events described in Section 6.1(10)(a) or 6.1(10)(b) has occurred and has not been cured prior to termination of this Agreement by the Purchaser; or

(iv)	the conditions precedent to the making of the RBC Additional Advances are not satisfied on or prior to June 3, 2011.

(d)	by the Company if:

(i)
subject to Section 8.2, the Purchaser shall not have performed in all material respects any covenant to be performed by it under this Agreement or if any representation or warranty of the Purchaser shall have been or become untrue to the extent that the failure to perform such covenant, or failure of such representation or warranty to be true and correct shall constitute a Purchaser Material Adverse Effect;

(ii)
the Company shall have entered into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Section 6.3(2)), subject to compliance with Section 6.3 and Section 6.4;

(iii)	the Purchaser provides the Company with the notice contemplated in Section 7.1(2); or

(iv)	the Purchaser does not provide, or cause to be provided, the Depositary with sufficient funds to complete the transactions contemplated by this Agreement pursuant to Section 2.9.

(2)
The Party desiring to terminate this Agreement pursuant to this Section 9.2 (other than pursuant to Section 9.2(1)(a)) shall give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(3)
If this Agreement is terminated in accordance with the foregoing provisions of this Section 9.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Section 9.2(3) and Section 8.1, Section 8.5, Section 9.3, Section 10.5, Section 10.6, Section 10.10 and Section 10.12 and the provisions of the Confidentiality Agreement shall survive any termination hereof pursuant to Section 9.2, and provided that neither the termination of this Agreement nor anything contained in this Section 9.2 shall relieve any Party from any liabilities or damages arising out of its breach of any provision of this Agreement, including the Purchaser’s failure to have adequate funding arrangements as contemplated in the Purchaser’s representations and warranties or to provide sufficient funds to the Depositary as contemplated in Section 2.9 (subject to the limitations contained in Section 9.3(3)).

Section 9.3	Termination Fees

(1)

(a)
If, after the execution of this Agreement, the Purchaser shall have terminated this Agreement pursuant to Section 9.2(1)(c)(i)(A) or Section 9.2(1)(c)(i)(B) or pursuant to Section 9.2(1)(c)(ii) in respect of the Company being in breach or default of any of its obligations or covenants set forth in Section 6.3 or Section 6.4 hereof, then the Company shall pay to the Purchaser (or as the Purchaser may direct), within three (3) Business Days following receipt by the Company of notice of such termination, the amount of $1,000,000 (the “Purchaser Termination Fee”), by bank draft or wire transfer of immediately available funds to the account designated by the Purchaser.

(b)
If, after the execution of this Agreement, either the Company or the Purchaser shall have terminated this Agreement pursuant to Section 9.2(1)(b)(iii), or Section 9.2(1)(c)(iii) then the Company shall pay to the Purchaser (or as the Purchaser may direct), within three (3) Business Days following receipt by the Company or the Purchaser of notice of such termination and delivery of an invoice by the Purchaser to the Company in respect thereof, such amount with respect to the fees, costs and expenses incurred by the Purchaser with respect to this Agreement and the Arrangement, up to a maximum aggregate amount of $700,000, by bank draft or wire transfer of immediately available funds to the account designated by the Purchaser.

(c)
If, after the execution of this Agreement, the Company terminates this Agreement pursuant to Section 9.2(1)(d)(ii), then the Company shall pay to the Purchaser (or as the Purchaser may direct) concurrently with the Company’s notice of such termination, the Purchaser Termination Fee by bank draft or wire transfer of immediately available funds to the account designated by the Purchaser.

(d)
If, after the execution of this Agreement, this Agreement shall have been terminated pursuant to Section 9.2(1)(b)(iii) or, in the event that the Company Meeting has not occurred prior to the Outside Date, Section 9.2(1)(b)(i), and, in each of the foregoing cases, (A) an Acquisition Proposal (for the purposes of this paragraph read such that all references to “20% or more” in the definition of Acquisition Proposal are references to “50% or more”) has been made, proposed, communicated or disclosed prior to the termination of this Agreement, (B) such Acquisition Proposal has not been withdrawn prior to the Company Meeting, and (C) such Acquisition Proposal is consummated in the twelve (12) months following the termination of this Agreement, then the Company shall pay the Purchaser Termination Fee by bank draft or wire transfer of immediately available funds to the account designated by the Purchaser concurrently with the consummation of such Acquisition Proposal.

(2)
If the Company does not have sufficient financial resources to pay the Purchaser Termination Fee, in order for the Company to enter into any agreement (other than a confidentiality agreement permitted by Section 6.3(2)) relating to an Acquisition Proposal or Superior Proposal, where the entering into of such agreement or the acceptance, recommendation or approval of such Acquisition Proposal or Superior Proposal, as the case may be, (or the proposal by the Company to do so) would or may give rise to the obligation of the Company to pay a Purchaser Termination Fee, it shall be a condition of any such agreement that the person making such Acquisition Proposal or Superior Proposal, as applicable, shall advance or otherwise provide to the Company the cash required for the Company to pay the Purchaser Termination Fee, which amount shall be so advanced or provided prior to the date on which the Company is required to pay the Purchaser Termination Fee pursuant to Section 9.2(1).

(3)
Each Party acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 9.3 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Purchaser entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties.  The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where the Purchaser is entitled to the Purchaser Termination Fee and such Purchaser Termination Fee is paid in full, the Purchaser shall be precluded from any other remedy against the Company at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1	Amendments

This Agreement may, at any time and from time to time prior to the Effective Time, be amended by mutual written agreement of the Parties hereto.  The Parties agree that if the Purchaser proposes any amendment or amendments to this Agreement or the Arrangement, or proposes an alternative transaction such as a take-over bid, the Company will act reasonably in considering such amendment or alternative transaction and, if the Company and the Common Shareholders are not prejudiced by reason of any such amendment or alternative transaction and if it would not be reasonably expected to result in extending the closing beyond the Outside Date, the Company will co-operate in a reasonable fashion with the Purchaser so that such amendment or alternative transaction can be effected subject to Applicable Laws and the rights of the Common Shareholders.

Section 10.2	Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) or a future waiver of the same provisions, nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.3	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic mail, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

(a)	if to the Purchaser:

Big Lots, Inc.
300 Phillipi Road
Columbus, OHIO  USA
43228-5311

Attention:	Charles W. Haubiel II and Chadwick P. Reynolds
E-mail:	CHaubiel@BigLots.com
CReynolds@BigLots.com

with a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, OHIO  USA
43215

Attention:	Bruce P. Paige
E-mail:	bppaige@vorys.com

and

McMillan LLP
Brookfield Place
Bay Wellington Tower, Suite 4400
181 Bay Street
Toronto, Ontario
M5J 2T3

Attention:	Stewart Ash and Sean Farrell
E-mail:	stewart.ash@mcmillan.ca
sean.farrell@mcmillan.ca

(b)	if to the Company:

Liquidation World Inc.
225 Henry Street
Building 1
Brantford, Ontario
N3S 7R4

Attention:	Jeffrey Mandel
Title:	Chair of the Special Committee
E-mail:	jeffreymandel@rogers.com

with a copy (which shall not constitute notice) to:

Aird & Berlis LLP
Brookfield Place
Bay Wellington Tower, Suite 1800
181 Bay Street
Toronto, Ontario
M5J 2T9

Attention:	Martin E. Kovnats
E-mail:	mkovnats@airdberlis.com

and

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9

Attention:	Dee Rajpal
E-mail:	DRajpal@stikeman.com

Section 10.4	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement.

Section 10.5	Fees and Expenses

Each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.

Section 10.6	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

Section 10.7	Time of Essence

Time shall be of the essence of this Agreement.

Section 10.8	Binding Effect

This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns, provided that this Agreement may not be assigned or novated by any Party without the prior written consent of the other, with the exception that this Agreement may be assigned by the Purchaser to a wholly-owned subsidiary of the Purchaser without written consent of the Company, provided such wholly-owned subsidiary executes and delivers a counterparty to this Agreement pursuant to which it agrees to be bound by the terms of this Agreement as if it were the Purchaser but no such assignment shall relieve the Purchaser of its obligations hereunder and such wholly-owned subsidiary shall not subsequently assign this Agreement.

Section 10.9	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.10	No Third Party Beneficiaries

Except as provided in Section 8.5, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Agreement.

Section 10.11	Rules of Construction

The Parties to this Agreement waive the application of any Applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 10.12	No Liability

No director or officer of the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser except with respect to any claim based on fraud or wilful misconduct.  No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries, except with respect to any claim based on fraud or wilful misconduct.

Section 10.13	Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 10.14	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

Section 10.15	Fiduciary Duties of Directors

No provision of this Agreement shall require the Company to cause any of its directors to take any action, or refrain from taking any action, that is required by such individual to fulfill his fiduciary legal obligations as a director of the Company, nor, so long as the Company has not breached Section 6.3(1) of this Agreement, shall any provision of this Agreement prevent the Board from considering, negotiating, approving, recommending to Common Shareholders or entering into an agreement in respect of a Superior Proposal or from approving or recommending such Superior Proposal.  For greater certainty, a modification, change or withdrawal by the Board of its recommendation of the transactions contemplated under this Agreement after the date hereof in the proper exercise of such fiduciary duty shall not result in the representations in Schedule “D” to this Agreement being considered to be untrue or incorrect.  The foregoing shall not be interpreted to diminish, limit, restrict or otherwise affect in any way any covenant or agreement of the Company under this Agreement or be construed as a forgiveness or waiver of any breach.

IN WITNESS WHEREOF the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIG LOTS, INC.
Per:	/s/ Charles W. Haubiel II
Authorized Signing Officer

Charles W. Haubiel II
Executive Vice President,
Legal and Real Estate, General Counsel
and Corporate Secretary

LIQUIDATION WORLD INC.
Per:	/s/ Jeffrey Mandel
Authorized Signing Officer

SCHEDULE “A”
REGULATORY APPROVALS

Part A – Canada

Nil

Part B – United States

Nil

Part C – Other/General

•	Interim Order

•	Final Order

SCHEDULE “B”
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) involving Liquidation World Inc., a corporation existing under the laws of the Province of Alberta (the “Company”), all as more particularly described and set forth in the Management Proxy Circular (the “Circular”) of the Company dated ●, 2011, accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.
The plan of arrangement (the “Plan of Arrangement”), involving the Company and implementing the Arrangement, the full text of which is set out in Appendix ● to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

3.
The acquisition agreement (the “Arrangement Agreement”) between the Company and Big Lots, Inc. dated May 26, 2011, and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of the Company or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta, the directors of the Company are hereby authorized and empowered, without further notice to, or approval of, the securityholders of the Company:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.
Any director or officer of the Company is hereby authorized and directed for and on behalf of the Company to execute, whether under corporate seal of the Company or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Registrar of Corporations appointed under Section 263 of the ABCA in accordance with the Arrangement Agreement for filing.

6.
Any one or more directors or officers of the Company is hereby authorized, for and on behalf and in the name of the Company, to execute and deliver, whether under corporate seal of the Company or otherwise, all such agreements, forms waivers, notices, certificate, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by the Company;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE “C”

PLAN OF ARRANGEMENT
UNDER SECTION 193 OF THE BUSINESS CORPORATIONS ACT (ALBERTA), R.S.A. 2000, c. B-9

ARTICLE 1
INTERPRETATION

1.1           Definitions

In this Plan of Arrangement, unless there is something in the context or subject matter inconsistent therewith, the following defined terms have the meanings hereinafter set forth:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder from time to time in effect;

“Acquisition Agreement” means the acquisition agreement dated as of May 26, 2011 between the Purchaser and the Company with respect to the Arrangement, and all amendments thereto;

“affiliate” shall have the meaning ascribed thereto in section 1.3 of National Instrument 45-106 – Prospectus and Registration Exemptions as in effect on the date hereof;

“Applicable Law” means, with respect to any person, any domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise;

“Arrangement” means the arrangement involving the Purchaser, the Company and the Securityholders, pursuant to Section 193 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement;

“Arrangement Resolution” means the special resolution in respect of the Arrangement to be considered at the Meeting;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required under Subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order is made, which shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably;

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in Calgary, Alberta are closed;

"Broker Warrants" means existing non-transferable broker warrants exercisable into 882,375 common shares of the Company, with a Warrant Exercise Price of $0.95 per share and expiring August 6, 2012;

“Common Shares” means the common shares of the Company;

“Company” means Liquidation World Inc., a corporation existing under the laws of the Province of Alberta;

 “Court” means the Court of Queen's Bench of Alberta;

“Depositary” means Computershare Investor Services Inc., or such other depositary as may be agreed upon by the   Company and the Purchaser;

“Dissent Rights” has the meaning ascribed thereto in Section 3.1;

‘‘Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest in property, option, right of first refusal or offer, adverse claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Effective Date” means the date on which the Arrangement becomes effective pursuant to the ABCA;

“Effective Time” “ means the first moment in time in Calgary, Alberta on the Effective Date, or such other moment in time in Calgary, Alberta on the Effective Date as Purchaser and the Company, each acting reasonably, may agree in writing prior to the Effective Date;

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

“Governmental Authority” means any (a) multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry or agency, minister or commissioner, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, self-regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange;

“Interim Order” means the interim order of the Court concerning the Arrangement under Subsection 193(4) of the ABCA containing declarations and directions with respect to the Arrangement and the holding of the Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

“Letter of Transmittal” means the letter of transmittal sent to Shareholders, Optionholders and Warrantholders for use in connection with the Arrangement;

“Meeting” means the special meeting of Shareholders to be held to consider the Arrangement Resolution and related matters, and any adjournment(s) thereof;

“Option Exercise Price” means the Canadian dollar price at which an Option may be exercised;

“Option Plan” means the Company’s existing Amended and Restated Stock Option Plan for Directors, Officers, Employees and Consultants;

“Optionholders” means the holders from time to time of Options;

“Options” means options to acquire Common Shares granted under the Option Plan;

“person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement substantially, as amended or supplemented from time to time in accordance with the terms of the Acquisition Agreement and hereof;

“Purchaser” means Big Lots, Inc., a corporation existing under the laws of the State of Ohio;

“Registrar” means the Registrar of Corporations for the Province of Alberta duly appointed under Section 263 of the ABCA;

“Securityholders” means the Shareholders, Optionholders and Warrantholders;

"Series 2010-I Warrants" means existing non-transferable common share purchase warrants (Series 2010-I) exercisable into 1,583,228 common shares of the Company, with a Warrant Exercise Price of $0.66 per share and expiring March 19, 2015;

"Series 2010-II Warrants" means existing non-transferable common share purchase warrants (Series 2010-II) exercisable into 1,052,941 common shares of the Company, with a Warrant Exercise Price of $0.85 per share and expiring June 4, 2013;

"Series 2011-I Warrants" means existing non-transferable common share purchase warrants (Series 2011-I) exercisable into 6,480,000 common shares of the Company, with a Warrant Exercise Price of $0.64 per share and expiring February 28, 2016;

“Shareholders” means the holders from time to time of Common Shares;

“Warrant Exercise Price” means the Canadian dollar price at which a Warrant may be exercised;

“Warrantholders” means the holders from time to time of Warrants; and

“Warrants” means the Series 2010-I Warrants, Series 2010-II Warrants, Series 2011-I Warrants and the Broker Warrants, collectively.

1.2           Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into articles, Sections and Subsections is for convenience of reference only and does not affect the construction or interpretation of this Plan of Arrangement.  The terms “this Plan of Arrangement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Plan of Arrangement  (including the exhibit attached hereto) and not to any particular article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3           Number, etc.

Words importing the singular number include the plural and vice versa, words importing the use of any gender include all genders, and words importing persons include firms and corporations and vice versa.

1.4           Date for Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action is required to be taken on the next succeeding day which is a Business Day.

1.5           Currency

All references to “$” or sums of money that are referred to in this Plan of Arrangement are expressed in lawful money of Canada, unless specified otherwise.

1.6           Time

Time shall be of the essence in every matter or action contemplated hereunder.  All times expressed herein are local time (Calgary, Alberta) unless otherwise stipulated herein.

ARTICLE 2
THE ARRANGEMENT
2.1           Acquisition Agreement

This Plan of Arrangement is made pursuant to the Acquisition Agreement.

2.2           Binding Effect

This Plan of Arrangement and the Arrangement will become effective at the Effective Time and will be binding at and after the Effective Time on:

(a)	the Purchaser;

(b)	the Company; and

(c)	all registered and beneficial Securityholders.

2.3           Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further authorization, act or formality required on the part of any person, except as expressly provided herein:

(a)
each Option that has an Option Exercise Price that is less than $0.06 shall be deemed transferred by the holder thereof to the Company (free and clear of any Encumbrances, and notwithstanding any vesting conditions) in exchange for a cash payment from the Company equal to the amount by which $0.06 exceeds the Option Exercise Price thereof (less all applicable withholding taxes) and the holder of such Option shall thereafter only have the right to receive the consideration to which they are entitled pursuant to this Section 2.3(a) and all Options shall be deemed terminated and the Company shall have no liabilities or obligations with respect to such Options except pursuant to this Section 2.3(a);

(b)
each Warrant that has a Warrant Exercise Price that is less than $0.06 shall be deemed transferred by the holder thereof to the Company (free and clear of any Encumbrances, and notwithstanding any vesting conditions) in exchange for a cash payment from the Company equal to the amount by which $0.06 exceeds the Warrant Exercise Price thereof (less all applicable withholding taxes) and the holder of such Warrant shall thereafter only have the right to receive the consideration to which they are entitled pursuant to this Section 2.3(b) and all Warrants shall be deemed terminated and the Company shall have no liabilities or obligations with respect to such Warrants except pursuant to this Section 2.3(b);

(c)
the Common Shares held by Shareholders in respect of which Dissent Rights have been validly exercised (the “Dissenting Shareholders”) shall be deemed to have been transferred without any further act or formality to the Company (free and clear of any Encumbrances) and:

(i)	such Common Shares shall be cancelled and cease to be outstanding;

(ii)
such Dissenting Shareholders shall cease to be the holders of such Common Shares and to have any rights as holders of such Common Shares other than the right to be paid fair value for such Common Shares as set out in Section 3.1;

(iii)	such Dissenting Shareholders’ names shall be removed as the holders of such Common Shares from the registers of Company maintained by or on behalf of the Company; and

(iv)
the Purchaser shall be deemed to be the transferee of such Common Shares (free and clear of any Encumbrances) and shall be entered in the registers of Common Shares maintained by or on behalf of the Company;

(d)
each Common Share outstanding immediately prior to the Effective Time (other than Common Shares subject to step (c)) shall be transferred without any further act or formality to the Purchaser (free and clear of any Encumbrances) for $0.06 per Common Share, and:

(i)
the holders of such Common Shares immediately before the Effective Time shall cease to be holders thereof and to have any rights as holders of such Common Shares other than the right to be paid $0.06 per Common Share in accordance with this Plan of Arrangement and other than the right to receive any declared but unpaid dividends on such Common Shares;

(ii)	such holders’ names shall be removed as the holders from the registers of Common Shares maintained by or on behalf of the Company; and

(iii)
the Purchaser shall be deemed to be the transferee of such Common Shares (free and clear of any Encumbrances) and shall be entered in the registers of Common Shares maintained by or on behalf of the Company.

ARTICLE 3
RIGHTS OF DISSENT
3.1           Rights of Dissent

Each Shareholder shall have the right to dissent with respect to the Arrangement Resolution as provided in Section 191 of the ABCA  but as modified by the terms of this Plan of Arrangement and the Interim Order (“Dissent Rights”), provided that:

(a)
notwithstanding Section 191(5) of the ABCA, the written objection to the Arrangement Resolution referred to in Section 191(5) of the ABCA must be received by the Company not later than 5:00 p.m. (Calgary time) on the Business Day that is five Business Days prior to the date of the Meeting (as it may be adjourned or postponed from time to time);

(b)           Shareholders who duly exercise their Dissent Rights and who:

(i)
are ultimately entitled to be paid the fair value of their Common Shares shall be deemed to have transferred such Common Shares to the Company on the Effective Date contemporaneously with the step of this Plan of Arrangement set out in Section 2.3(c) being effective, without any further act or formality and free and clear of all Encumbrances, to the Purchaser, in consideration of the payment of cash from the Company equal to such fair value; or

(ii)
are ultimately determined not to be entitled, for any reason, to be paid the fair value for their Common Shares shall be deemed to have transferred such securities to the Purchaser at the same time as the other transfers of Common Shares to the Purchaser are effective pursuant to Section 2.3(c) and shall receive from the Purchaser the amount described in Section 2.3(c) for each Common Share.

3.2           Recognition of Dissenting Shareholders

(a)
In no circumstances shall the Purchaser, the Company or any other person be required to recognize a person exercising Dissent Rights unless such person is the holder of those Common Shares in respect of which such rights are sought to be exercised.

(b)
For greater certainty, in no case shall the Purchaser, the Company or any other person be required to recognize Shareholders who exercise Dissent Rights as holders of Common Shares in respect of which Dissent Rights have been validly exercised after the Effective Time, and the names of such Shareholders shall be removed from the registers of holders of Common Shares in respect of which Dissent Rights have been validly exercised at the Effective Time.

(c)
In addition to any other restrictions in Section 191 of the ABCA, none of the following shall be entitled to exercise Dissent Rights: (i) Optionholders; (ii) Warrantholders; and (iii) Shareholders who vote, or who have or have been deemed to have instructed a proxy holder to vote, in favour of the Arrangement Resolution.  The fair value of the Common Shares shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved at the Meeting.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1           Payment of Consideration

(a)
Prior to the Effective Time, the Purchaser shall deposit or cause to be deposited cash with the Depositary, to be held in escrow for the benefit of Shareholders, Optionholders and Warrantholders, in the aggregate amount equal to the payments in respect thereof required by Section 2.3(a), Section 2.3(b), Section 2.3(c) and Section 2.3(d) of this Plan of Arrangement for the benefit of the Shareholders, Optionholders and Warrantholders. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of the Purchaser.

(b)
Upon surrender to the Depositary for cancellation of a certificate or certificates (as applicable) which immediately prior to the Effective Time represented outstanding Common Shares that were transferred pursuant to Section 2.3(d), outstanding Options that were transferred pursuant to Section 2.3(a) and/or outstanding Warrants that were transferred pursuant to Section 2.3(b), each together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Shareholder, Optionholder and/or Warrantholder, as the case may be, represented by such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement for such Common Shares, Options and/or Warrants, as the case may be, less any amounts withheld pursuant to Section 4.3, and any certificate(s) so surrendered shall forthwith be cancelled.

(c)
Until surrendered as contemplated by this Section 4.1, each certificate (as applicable) that immediately prior to the Effective Time represented Common Shares, Options or Warrants shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate (as applicable) formerly representing Common Shares, Options or Warrants not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former Shareholder, Optionholder and/or Warrantholder of any kind or nature against or in the Company or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Company, as applicable.

(d)
Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time shall be returned by the Depositary to the Purchaser or the Company, as applicable, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for Common Shares, Options and/or Warrants, as the case may be, pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

(e)
No Shareholder, Optionholder and/or Warrantholder shall be entitled to receive any consideration with respect to such Common Shares, Options and/or Warrants other than any cash payment to which such holder is entitled to receive in accordance with this Section 4.1 and Section 2.3(d) in the case of Common Shares, Section 2.3(a) in the case of Options and Section 2.3(b) in the case of Warrants and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends.

4.2           Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were transferred pursuant to Section 2.3(d), one or more outstanding Options that were transferred pursuant to Section 2.3(a) and/or one or more outstanding Warrants that were transferred pursuant to Section 2.3(b), as the case may be,  shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser and the Company in a manner satisfactory to the Purchaser and the Company, acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3           Withholding Rights

The Purchaser, the Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 3.1), such amounts as the Purchaser, the Company or the Depositary determines, acting reasonably, are required to be deducted and withheld with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of any other Applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.

ARTICLE 5
AMENDMENTS

5.1           Amendments to the Plan of Arrangement

(a)
The Company and the Purchaser may agree to amend this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; (ii) filed with the Court and, if made following the first to occur of the Meeting, approved by the Court; and (iii) communicated to Securityholders if and as required by Applicable Laws or the Court.

(b)
Any amendment to this Plan of Arrangement agreed to by the Company and the Purchaser at any time prior to or at the first to occur of the Meeting, which is proposed and accepted by Securityholders voting at the Meeting, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if it is consented to by each of the Company and the Purchaser.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser and its counsel, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Securityholder.

ARTICLE 6
FURTHER ASSURANCES

6.1           Notwithstanding

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.

SCHEDULE “D”
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(a)
Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Alberta and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  Copies of the constitutional documents (including articles and by-laws) of the Company and its Subsidiaries together with all amendments heretofore delivered to the Purchaser are accurate and complete and have not been amended or superseded.  None of the Company or any of its Subsidiaries is a party to any shareholder agreements.

(b)
Corporate Authorization.  The execution, delivery and performance by the Company of this Agreement and the completion of the Arrangement are within the Company’s corporate powers and have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the completion of the Arrangement other than in connection with the approval of the Company Circular and in connection with the completion of the Arrangement, the approval of the Company Meeting.  This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors’ rights generally).

(c)
Board Approval.  The Board, after consultation with its financial and legal advisors, has determined that the Arrangement is fair to the Common Shareholders and is in the best interests of the Company and has unanimously resolved to recommend, and recommends, to the Common Shareholders that they vote in favour of the Arrangement Resolution (collectively, the “Board Determinations”). The Board has received advice from the Financial Advisor in respect of the Arrangement and has requested a written opinion for purposes of inclusion in the Company Circular.

(d)
Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the completion of the Arrangement require no action by or in respect of, or filing with, any Governmental Authority other than (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Alberta Registrar under the ABCA; (iv) compliance with any applicable Securities Laws, stock exchange rules and policies; and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)
Non-Contravention.  The execution, delivery and performance by the Company of its obligations under this Agreement and the completion of the Arrangement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or by-laws of the Company, (ii) assuming compliance with the matters, or obtaining the approvals, referred to in paragraph (d) above, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) except for the Third Party Consents, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract or other instrument binding upon the Company or any of its Subsidiaries, (iv) violate any judgement, ruling, order, writ, injunction, determination, award, decree or Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (v) cause the suspension or revocation of any authorization, consent, approval or license currently in effect or (vi) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (vi), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)
Approvals and Consents.  No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required of, the Company in connection with the entering into of this Agreement and with the completion of the Arrangement except as referred to in paragraph (d) above.  The Third Party Consents are the only consents, approvals and notices required from any third party under any Contracts in order for the Company and its Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the Arrangement.

(g)
Capitalization.  The authorized share capital of the Company consists of an unlimited number of Company Shares.  As of the close of business on May 26, 2011, there were issued and outstanding 29,869,801 Company Shares. The Company Disclosure Letter sets forth, as of date hereof, the number of outstanding Options, the outstanding Warrants, and the exercise price or issuance price, as applicable, and vested percentage, where applicable, of such Options and Warrants.  No outstanding Option (including for this purpose any Option reserved but not issued on the date of this Agreement) or Warrant has an exercise price less than $0.06.  Except for outstanding rights under the Stock Option Plan and outstanding Warrants, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except for outstanding Options and Warrants and rights under the Stock Option Plan, there are no outstanding contractual rights to which the Company or any of its Subsidiaries is a party, the value of which is based on the value of the Company Shares. All outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Company Shares issuable upon the exercise of rights under the Options, and Warrants in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable.

(h)
Subsidiaries.  The Subsidiaries of the Company are listed in the Company Disclosure Letter.  Each Subsidiary is a corporation, partnership, trust or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all requisite corporate, trust or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries, free and clear of any Liens, other than Permitted Liens. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and non-assessable (and no such shares have been issued in violation of any pre-emptive or similar rights).

(i)
No Undisclosed Liabilities.  Except as disclosed in the Company Disclosure Letter, the Corporation and its Subsidiaries have no outstanding indebtedness or liabilities, actual or contingent, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those reflected in the Company’s audited consolidated financial statements or incurred in the ordinary and usual course of business since the date of the Company’s most recently filed audited consolidated financial statements.

(j)
Related Party Transactions.  Except as disclosed in the Company Disclosure Letter, there are no contracts or other transactions currently in place between the Company or any of its Subsidiaries, on the one hand, and: (i) to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries; (ii) any holder of record or, to the Knowledge of the Company, beneficial owner of 10% or more of the Company Shares; and (iii) to the Knowledge of the Company, any affiliate or associate of any such officer, director, holder or record or beneficial owner, on the other hand.

(k)
Rights of Other Persons.  No Person has any right of first refusal or option to purchase any other right of participation in any of the material properties or assets owned by the Company or any of its Subsidiaries, or any part thereof.

(l)
Data Room Information.  All Data Room Information was accurate in all material respects as at its respective date as stated therein, or, if any Data Room Information is undated, as of the date of its delivery to the Data Room for purposes of the completion of the Arrangement.  Additionally, all information provided to the Purchaser by or on behalf of the Company or its Subsidiaries and/or any of its Representatives, in relation to the due diligence requests of the Purchaser, including information not provided in the Data Room Information, is accurate in all material respects as at its respective date as stated therein.  To the extent that there has been a change to any of the Data Room Information or any other information provided to the Purchaser and its Representatives since the date posted to the Data Room or provided to the Purchaser, as the case may be, such information is accurate in all material respects or is no longer relevant or material to the Company or additional information has been provided in the Data Room or to the Purchaser which supersedes or replaces such information.

(m)
Information.  The Company has delivered all documents under its control and the control of its Subsidiaries and their respective Representatives that have been requested by the Purchaser and its Representatives and has not withheld any material fact in responding to the inquiries made to it by the Purchaser or its Representatives in connection with the due diligence review undertaken by the Purchaser prior to the execution of this Agreement.

(n)
Securities Laws Matters. The Company is a “reporting issuer” under applicable Canadian Securities Laws in each of the Provinces of British Columbia, Alberta, Ontario and Quebec and is not in default of any material requirements of any Securities Laws applicable in such jurisdictions or stock exchange on which its securities are listed for trading.  No delisting, suspension of trading in or cease trading order with respect to the Company Shares is pending or, to the Knowledge of the Company, threatened. The Company Filings and the documents comprising the Company Current Public Disclosure Record did not at the time filed with Securities Authorities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made. As of their respective dates, the Company Filings and the documents comprising the Company Current Public Disclosure Record complied in all material respects with applicable Securities Laws.  The Company has timely filed with the Securities Authorities all material forms, reports, schedules, statements and other documents required to be filed by the Company with the Securities Authorities since October 4, 2009.  The Company has not filed any confidential material change report which at the date hereof remains confidential.

(o)
Internal Controls and Financial Reporting.  The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting.  Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  Based on its most recent evaluation of internal controls prior to the date hereof, the Company has disclosed to its auditors and audit committee (i) that there were no significant deficiencies or material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) that there was no fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(p)
Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company Current Public Disclosure Record fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(q)
Conduct of Business.  Subject to any action taken by the Company or its Subsidiaries contemplated by this Agreement, since October 4, 2009, other than the transactions contemplated in this Agreement, (i) each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practice, except where the failure to do so did not have or would not reasonably be expected to have a Material Adverse Effect, (ii) no liability or obligation material to the Company and its Subsidiaries, on a consolidated basis, has been incurred other than in the ordinary course, except for such liabilities or obligations that have not had or would not reasonably be expected to have a Material Adverse Effect, and (iii) there has not been any event, occurrence, or development that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(r)
Compliance with Laws.  Except as disclosed in the Company Disclosure Letter, the Company and each of its Subsidiaries is, and since October 4, 2009 has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(s)
Litigation.  As of the date hereof, except as disclosed in the Company Disclosure Letter, there is no Proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries or the business or assets of the Company or any of its Subsidiaries, that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(t)
Taxes.  Except as disclosed in the Company Disclosure Letter, (i) all material Tax Returns required by Applicable Laws to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws (taking into account any applicable extensions), and all such material Tax Returns are, or shall be at the time of filing, correct and complete in all material respects and accurately state the non-capital losses of the Company in all material respects; (ii)  the Company and each of the Subsidiaries has paid (or has had paid on its behalf) or has collected, withheld and remitted to the appropriate Governmental Authority all material Taxes due and payable or required to be withheld and remitted on a timely basis, other than those Taxes being contested in good faith, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and the Subsidiaries ordinarily record items on their respective books; (iii) there is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iv)  there are no currently effective material elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, or of the filing of any return or any payment of Taxes by the Company and any of its Subsidiaries; (v) the Company is a taxable Canadian corporation as defined in the Tax Act;  (vi) Canadian federal and provincial income tax assessments have been issued to the Company covering all past periods up to and including the fiscal year ended October 3, 2010; (vii)  no debt or other obligation of the Company has been or will be settled or extinguished on or prior to the Closing Date such that the provisions of Sections 80 to 80.04  of the Tax Act applies or would apply thereto; (viii) There are no circumstances that could result in the application of Section 78 of the Tax Act to the Company; and (ix) the value of consideration paid or received by the Company in respect of the acquisition, sale or transfer of any property or the provision of any services to or from any person with whom the Company does not deal at “arm’s length” (as defined for purposes of the Tax Act) has been equal to the fair market value of such property acquired, sold or transferred or services provided.

(u)	Employee Plans.

(1)
The Company Disclosure Letter lists all material health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of the Subsidiaries, Company Employees or former Company Employees, which are maintained by or binding upon the Company or any of the Subsidiaries or in respect of which the Company or any of the Subsidiaries has any actual or potential liability (collectively, the “Employee Plans”).  The Employee Plans are available in the Data Room.

(2)
All of the Employee Plans are and have been established, registered or qualified (where required) and, in all material respects, administered in accordance with all Applicable Laws, and in accordance with their terms, the terms of the material documents that support such Employee Plans and the terms of agreements between the Company and/or any of the Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Employee Plans .

(3)
All current obligations of the Company or any of the Subsidiaries regarding the Employee Plans have been satisfied in all material respects. All contributions, premiums or taxes required to be made or paid by the Company or any of the Subsidiaries, as the case may be, under the terms of each Employee Plan or by Applicable Laws in respect of the Employee Plans have been made in a timely fashion in accordance with Applicable Laws in all material respects and in accordance with the terms of the applicable Employee Plan except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the date hereof, no currently outstanding notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by the Company or any of the Subsidiaries from any applicable Governmental Authority in respect of any Employee Plan that is a pension or retirement plan.

(4)
To the Knowledge of the Company, no Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Authority, or by any other party (other than routine claims for benefits) and, to the Knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Employee Plan required to be registered or qualified.

(5)
To the Knowledge of the Company, no event has occurred regarding any Employee Plan that would entitle any Person (without the consent of the Company) to wind-up or terminate any Employee Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof.

(6)
The Company has not received any payments of surplus out of any Employee Plan and there have been no improper withdrawals or transfers of assets from any Employee Plan other than such payments, withdrawals or transfers which would not have a Material Adverse Effect.

(7)
There are no material unfunded liabilities in respect of any Employee Plan that is a registered pension plan (as defined under the Tax Act), including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.

(8)
Except as disclosed in the Company Disclosure Letter, the execution of this Agreement or the consummation of any of the transactions contemplated in this Agreement will not: (A) result in any material payment (including, without limitation, bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming due or payable to any of the Company Employees or to any former employee of the Company or of any of its Subsidiaries; (B) materially increase the compensation or benefits otherwise payable to any of the Company Employees or any former employee of the Company or any of its Subsidiaries; (C) entitle any Company Employee to any job security or similar benefit; or (D) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any Employee Plan (except for outstanding Options).

(v)
Collective Agreements. There are no collective agreements in force with respect to the Company, its Subsidiaries or their respective employees. To the Knowledge of the Company, there are no outstanding material labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for any employees of the Company or its Subsidiaries. To the Knowledge of the Company, there are no apparent union organizing activities involving employees of the Company or its Subsidiaries.

(w)	Environmental Matters. Except as has not caused and would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect:

(1)	all operations of the Company are and have been at all times, and all operations of its Subsidiaries are and have been, carried on in compliance with all Environmental Laws;

(2)	neither the Company nor any Subsidiary is subject to:

(i)
any written demand or written notice with respect to the breach of or liability under any Environmental Laws applicable to the Company or any Subsidiary, including any regulations respecting the Release, use, storage, treatment, transportation or disposal of Hazardous Substances; or

(ii)
any written demand or notice with respect to liability, by contract or operation of Applicable Laws, under Environmental Laws applicable to the Company or any Subsidiary or any of their respective predecessor entities, divisions or any formerly owned, leased or operated properties or assets of the foregoing, including liability with respect to the presence, Release or migration of Hazardous Substances in, on, under or from any currently or formerly owned, leased or operated properties;

(3)	to the Knowledge of the Company, there are no events, conditions or circumstances reasonably likely to result in material costs, losses, liability or obligations under Environmental Laws;

(4)
during the five years preceding the date of this Agreement, there has been no and, at the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened action, suit, citation, directive, request for information, statement of claim, notice of investigation, letter or other communication, administrative proceeding, written or oral, from any Person issued pursuant to or with respect to Environmental Laws which has been received by the Company or any of its Subsidiaries or of which the Company is otherwise aware or, by any other Person with respect to any alleged violation of, or liability under, any Environmental Laws and the Company is not aware of any grounds which might give rise to the issuance of same;

(5)
neither the Company or any of its Subsidiaries have entered into or agreed to any court decree or order and is not subject to any judgment, order or decree relating to compliance with, or liability under, any Environmental Law or to the investigation or cleanup of any Hazardous Substances;

(6)
to the Knowledge of the Company, neither the Company or any of its Subsidiaries have any contingent liabilities, including any assumed, whether by contract or operation of law, liabilities or obligations, in connection with any Hazardous Substances or arising under any Environmental Laws in connection with the business or any formerly owned or operated divisions, Subsidiaries, or companies; and

(7)
there are no outstanding orders which have been issued with respect to Environmental Laws, whether to the Subsidiaries or, to the Knowledge of the Company, to another Person, with respect to the Leased Real Property or any other property or facility currently or formerly owned, leased or operated by the any of their respective predecessors.

(x)
Real Property.  Neither the Company nor any of its Subsidiaries own or have owned in the past five years any real property. With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”) (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, the landlord, is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, and (ii) no third party has repudiated or has the right to terminate or repudiate such lease or sublease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof, except in each case, for such invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations, repudiations and rights to terminate or repudiate that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, except as disclosed in the Company Disclosure Letter.  The Company Disclosure Letter contains a true and complete summary of the Company’s Leased Real Property and copies of all Leased Real Property leases, including all amendments thereto, are available in the Data Room.  Such Leased Real Property leases are held by the Company or its Subsidiaries free of all Liens except for Permitted Liens.

(y)
Personal Property.  The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all personal property owned or leased by them, free of all Liens except for Permitted Liens and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(z)
Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and/or its Subsidiaries own all right, title and interest in and to, or are validly licensed (and are not in material breach of such licenses), all patents, trade-marks, trade names, domain names and copyrights that are material to the conduct of the business, as presently conducted, of the Company and its Subsidiaries taken as a whole (collectively, the “Intellectual Property Rights”); (ii) all such Intellectual Property Rights that are owned by or licensed to the Company and/or its Subsidiaries are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries taken as a whole; (iii) to the Knowledge of the Company, all Intellectual Property Rights owned by the Company and/or its Subsidiaries are valid and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors’ rights generally), and to the Knowledge of the Company the Technology (as hereinafter defined) owned by the Company and/or its Subsidiaries does not infringe in any material way upon any third parties’ intellectual property rights in Canada; (iv) to the Knowledge of the Company, no third party is infringing upon the  Intellectual Property Rights owned by the Company and/or its Subsidiaries in a manner that currently would reasonably be expected to adversely affect such Intellectual Property Rights in any material respect; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and its Subsidiaries taken as a whole (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries taken as a whole; and (vi) the Company and its Subsidiaries own or have validly licensed  or leased (and are not in material breach of such licenses) such Technology.

(aa)
Restrictions on Business Activity.  There is no order, agreement, commitment or understanding, written or oral, binding upon the Company or any of its Subsidiaries or upon any director, officer or employee of such Person, that would now or hereafter, in any way, limit the business or operations of the Company or its Subsidiaries in any respect, including any order, agreement, commitment or understanding that includes a non-competition restriction, area of mutual interest, right of first refusal, right of first offer, exclusivity or other similar provision that has or would reasonable be expected to have the effect of prohibiting, restricting or impairing any business practices of the Company or any of its Subsidiaries in any respect.

(bb)
Debt Owed to the Company and its Subsidiaries.  None of the Company or its Subsidiaries has lent any money which is due to be repaid and as at the date of this Agreement has not been repaid to it and none of the Company of its Subsidiaries owns the benefit of any debt (whether trading or otherwise).

(cc)
Debt Owed by the Company and its Subsidiaries.  None of the Company or its Subsidiaries has received any notice to repay any debt which is repayable on demand.  No debt of the Company or its Subsidiaries has become due and payable, before its normal or originally stated maturity and none of the Company or its Subsidiaries has received a demand or other notice requiring any of its debt to be paid or repaid before its normal or originally stated maturity.  No event of default or any other event or circumstance which would entitle any person to call for early repayment of any debt of the Company of its Subsidiaries or to enforce any security given by the Company or its Subsidiaries (or, in either case, any event or circumstance which with the giving of notice would constitute such an event or circumstance) has occurred ,except in respect of the RBC Credit Agreement or as otherwise disclosed in the Company Disclosure Letter.  No bonus or prepayment penalty or premium is payable in respect of the prepayment by the Company of the amounts owing under the RBC Credit Facility, the Talon Note, the Oakwest Note or the Junior Notes at or immediately following the Effective Time, except for a 10% prepayment penalty payable in respect of the Junior Notes if they are prepaid within one year of their issue.

(dd)
Material Contracts.  As of the date hereof, the Company Disclosure Letter includes a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party. Each Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect. There is no pending, or, to the Knowledge of the Company, threatened cancellation or termination, existing default, or event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default of or under any Material Contract to which the Company or its Subsidiaries is a party or otherwise bound which could have a Material Adverse Effect.

(ee)
Material Permits, etc. The Company Disclosure Letter contains a list of all Material Permits. The Company and its Subsidiaries possess all Authorizations necessary to properly conduct their respective businesses. The Material Permits described in the Company Disclosure Letter are the only Material Permits of the Company and its Subsidiaries, as applicable. Each such Material Permit is (i) in full force and effect; and (ii) not subject to any dispute. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any such Material Permit.

(ff)
Insurance. Except as disclosed in the Company Disclosure Letter, each of the Company and its Subsidiaries is, and has been continuously since October 4, 2009 insured by reputable and financially responsible insurers. The insurance policies of the Company and its Subsidiaries are in all material respects in full force and effect in accordance with their terms.

(gg)
Books and Records. All books and records of the Company and its Subsidiaries present fairly in all material respects the financial position of the Company and its Subsidiaries and all material financial transactions relating to the businesses carried on by the Company and its Subsidiaries have been accurately recorded in all material respects in such books and records.

(hh)
Finders’ Fees.  Except for the Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Company has made full disclosure in the Company Disclosure Letter to the Purchaser of all fees to be paid to the Financial Advisor and the special committee of the Board under the terms of the agreements with the Financial Advisor and the special committee of the Board.

(ii)
Investigation.  Any investigation by the Purchaser or its affiliates and their advisors shall not mitigate, diminish or affect the representations and warranties of the Company pursuant to this Agreement.

(jj)
Winding Up.  No order has been made, petition presented or meeting convened for the purpose of winding up the Company or any of its Subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of the Company or any of its Subsidiaries are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under Applicable Laws, would be reasonably likely to justify any such cases or proceedings (except as disclosed in the Company Disclosure Letter with respect to Liquidation World U.S.A. Inc.).

(kk)
Administration and Receivership.  No person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator or receiver, whether out of court or otherwise, in relation to the Company or any of its Subsidiaries, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any of the Company or any of its Subsidiaries nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by any Governmental Authority).

(ll)
Voluntary Arrangement, Etc.  None of the Company or any of its Subsidiaries or any of their direct or indirect holding companies has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due (except as disclosed in the Company Disclosure Letter with respect to Liquidation World U.S.A. Inc.).

(mm)
Compliance with Privacy Laws.  Each of the Company and its Subsidiaries have complied at all time with any and all Applicable Laws relating to privacy and the collection, use and disclosure of personal information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law (including the Personal Information Protection Act (Alberta).

(nn)
Options and Warrants.  The list of Options and Warrants set forth in the Company Disclosure Letter is true and correct as of the date hereof, and the Consideration to be paid per Company Share is less than the exercise price of any Option or Warrant.

SCHEDULE “E”
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows, and acknowledges that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(a)	Corporate Existence and Power. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)
Corporate Authorization.  The execution, delivery and performance by the Purchaser of this Agreement and the completion of the Arrangement are within the corporate powers of the Purchaser and have been duly authorized, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

(c)
Governmental Authorization.  The execution, delivery and performance by the Purchaser of this Agreement and the completion of the Arrangement require no filing or registration with, or authorization, consent or approval of, any Governmental Authority other than (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Alberta Registrar under the ABCA; (iv) compliance with any applicable Securities Laws; and (v) such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement.

(d)
Non-Contravention.  The execution, delivery and performance by the Purchaser of this Agreement and the completion of the Arrangement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Purchaser, (ii) assuming compliance with the matters referred to in paragraph (c) above, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Purchaser is entitled under any provision of any material contract to which the Purchaser is a party or by which it or any of its properties or assets may be bound; or (iv) result in the creation or imposition of any Lien on any material asset of the Purchaser, with such exceptions, in the case of (ii) through (iv), as would not be reasonably expected to prevent or materially delay the transactions contemplated by this Agreement.

(e)
Litigation.  As of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or can reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement.

(f)
Competition Act.  Except for sales into Canada not in excess of $10,000,000 in 2010, neither the Purchaser nor its affiliates has any assets in Canada and none of them had any gross revenues from sales in, from or into Canada during this most recently completed fiscal year determined in accordance with Part IX of the Competition Act and the regulations made thereunder.

(g)	Investment Canada Act. The Purchaser is a “WTO investor” within the meaning of the Investment Canada Act.

(h)	Security Ownership. The Purchaser does not beneficially own any securities of the Company.

(i)
Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

(j)
Sufficient Funds. The Purchaser has made adequate arrangements to ensure that all required funds are and will be available to effect payment in full for all securities that the Purchaser has agreed to purchase pursuant to the Plan of Arrangement.

(k)
Collateral Benefit.  No related party of the Company (within the meaning of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”)) known to the Purchaser will receive a “collateral benefit” (within the meaning of MI 61-101) in connection with the transactions contemplated by this Agreement.

SCHEDULE “F”
THIRD PARTY CONSENTS

1.	Consent of landlords in relation to leases with respect to the following properties:

Store #19 – Maple Ridge, British Columbia

Store#138 – Brantford, Ontario

Store #180 – Dartmouth, Nova Scotia

2.
Consent of Royal Bank of Canada under credit agreement between the Company and Royal Bank of Canada dated October 17, 2008, as amended by the first amendment dated January 28, 2009; the second amendment dated August 14, 2009; the third amendment dated July 5, 2010; the fourth amendment dated August, 2010; the fifth amendment dated February 25, 2011; the sixth amendment dated May 5, 2011; and the letter from Royal Bank of Canada for breach of covenants dated May 3, 2011.